Form 10-K405, Exhibit 13
period 1998-12-31
FRIEDMAN BILLINGS RAMSEY GROUP INC
filed 1999-03-30
CIK 1048750

                            [ARTWORK APPEARS HERE]


               F R I E D M A N   B I L L I N G S   R A M S E Y



Annual Report 1998


                                                      [LOGO OF FRIEDMAN BILLINGS
                                                            RAMSEY APPEARS HERE]

                            [ARTWORK APPEARS HERE]




        Friedman Billings Ramsey delivers

        superior industry knowledge coupled

        with capital markets expertise. FBR is a

        leading provider of investment research,

        institutional brokerage, investment

        banking and asset management services.

--------------------------------------------------------------------------------
                                                           CORPORATE INFORMATION

BOARD OF DIRECTORS

Emanuel J. Friedman
Chairman and Chief Executive Officer; Director

Eric F. Billings
Vice Chairman and Chief Operating Officer; Director

W. Russell Ramsey
President and Secretary; Director

Wallace L. Timmeny
Director

Mark R. Warner
Director

AUDIT COMMITTEE

Wallace L. Timmeny
Director

Mark R. Warner
Director

COMPENSATION COMMITTEE

Wallace L. Timmeny
Director

Mark R. Warner
Director


EXECUTIVE COMMITTEE

Emanuel J. Friedman
Chairman and Chief Executive Officer; Director

Eric F. Billings
Vice Chairman and Chief Operating Officer; Director

W. Russell Ramsey
President and Secretary; Director

EXECUTIVE OFFICERS

Emanuel J. Friedman
Chairman and Chief Executive Officer; Director

Eric F. Billings
Vice Chairman and Chief Operating Officer; Director

W. Russell Ramsey
President and Secretary; Director

Eric Y. Generous
Executive Vice President and Chief Financial Officer

Nicholas J. Nichols
Executive Vice President and Director of Compliance

Robert S. Smith
Executive Vice President and General Counsel

Kurt R. Harrington
Treasurer and Chief Accounting Officer

OFFICE LOCATIONS

FBR maintains headquarter offices in the Washington, D.C. area at Potomac Tower, 1001 Nineteenth Street North, Arlington, Virginia 22209; the telephone number is
(703) 312-9500. The Company also maintains offices in Irvine, California; Boston, Massachusetts; and London, England. FBR's website is located at www.fbr.com.

INVESTOR RELATIONS
David A. R. Allan
Director of Investor Relations
phone (703) 469-1080, fax (703) 469-1081

TRANSFER AGENT AND REGISTRAR
American Stock Transfer & Trust Co.
40 Wall Street, 46th Floor
New York, New York 10005

INDEPENDENT PUBLIC ACCOUNTANTS
Arthur Andersen LLP
8000 Towers Crescent Drive
Vienna, Virginia 22182-2725

STOCK LISTINGS

New York Stock Exchange: FBG
Common stock trading range in 1998:
3 5/8 to 21 1/4

SHAREHOLDER COMMUNICATION

Annual Meeting of shareholders will be held on May 20, 1999. Notice of Annual Meeting, Proxy Statement and Proxy Form will be mailed prior to the Annual Meeting.

ANNUAL REPORT ON FORM 10K

A copy of the Company's annual report on Form 10K, which is filed with the Securities and Exchange Commission, is available, at no charge, by sending a written request to: David A. R. Allan, Director of Investor Relations, Friedman Billings Ramsey Group, Inc., 1001 Nineteenth St. North, Arlington, VA 22209, fax
(703) 469-1081. The Company's Form 10K and other financial information concerning the Company is available at FBR's website, www.fbr.com.

At FBR, a culture of innovation is our single most important asset. As the challenges of 1998 give way to the FRESH OPPORTUNITIES of 1999, we will use this culture and the vision behind it to drive greater success for our clients. We will use our STRONG CAPITAL POSITION to expand and diversify our revenue base. And we will focus on the underserved and undervalued market niches where our exceptional research and ability to move quickly help us create NEW VALUE for our shareholders.

                             A Strategy for Growth


                                            Financial Overview                 2
                                            Letter to Our Shareholders         3
                                            Diversified Business Segments      6
                                            Investment Research               11
                                            Institutional Brokerage           13
                                            Investment Banking                15
                                            Asset Management                  17
                                            Financial Review                  19

--------------------------------------------------------------------------------
FINANCIAL OVERVIEW


All dollars in thousands, except per share data                    1996                   1997                   1998
-----------------------------------------------------------------------------------------------------------------------
Financial & Operating Data
  Revenues                                                     $109,903               $256,135               $122,868
  Net Income (Loss)                                            $ 24,838               $ 59,539               $(16,209)
  Pro Forma Net Income(1)                                      $ 14,878               $ 34,282                    N/A
  Total Assets                                                 $125,438               $359,327               $205,116
  Total Capital                                                $ 49,059               $226,646               $186,902

Per Share Data
  Basic and Diluted Earnings (Loss)                            $   0.67               $   1.48               $  (0.33)
  Pro Forma Basic and Diluted Earnings(1)                      $   0.40               $   0.85                    N/A
  Book Value                                                   $   1.31               $   4.53               $   3.81

Other Information
  Weighted Average Shares Outstanding                        37,079,130             40,275,575             49,723,514
  Number of Shareholders(2)                                          24                  3,885                  4,674
  Total Employees                                                   176                    265                    358
-----------------------------------------------------------------------------------------------------------------------

(1) Reflects Federal and state income taxes based on estimated applicable tax rates as if the Company had not elected subchapter S corporation status prior to December 21, 1997.
(2) Number of shareholders is an estimate by the Company of its beneficial shareholders, since many of the shareholders of record are brokers that hold shares on behalf of their customers.

--------------------------------------------------------------------------------
LETTER TO OUR SHAREHOLDERS


     In retrospect, 1998 was a year of distinct contrasts in the capital markets and in our company. It was a successful year in many ways as we accomplished an important objective: to use the proceeds of our initial public offering to expand our business. We added talented new investment bankers and research analysts to the FBR team, expanded our industries of focus and formed new investment vehicles.

     At the same time, 1998 was a challenging year for FBR and everyone in our business as the second half of the year brought some of the toughest times in the capital markets since 1987. Global market uncertainty caused steep declines in the U.S. capital markets in the third quarter and the small-and mid-cap stocks in our areas of focus were greatly affected.

     The contrasts in underwriting activity are particularly striking. In the first quarter, FBR ranked as the number one lead IPO underwriter in the U.S. By the third quarter, underwriting activity had all but stopped for most investment banks, including FBR.

     Faced with these dramatic swings in the market, FBR made changes to the way we approach the business and to our cost base. Notably, we reduced our trading inventory, which, in turn, reduced our exposure to market volatility. We also reduced total compensation and eliminated many non-revenue-producing expenses. In the last quarter of the year, we saw the benefit of this strategy -- our results proved that we were able to cover our fixed costs in the event of little or no underwriting activity.

     Due largely to trading losses sustained during the year, however, we reported a net loss for 1998 of $16.2 million or $0.33 per share compared with pro forma net income of $34.3 million or $0.85 pro forma per share for 1997. Before all trading losses for the year, our income was $20.6 million or $0.41 per share, which includes adjustments for compensation and income taxes.

     While we are not satisfied with these results -- even in a turbulent year -- it is important for me to stress that our people pulled together during this challenging time to preserve what we have built over the last 10 years. We made progress in further building the firm and in positioning FBR for the future. Here is a look at some of the accomplishments of the year:

     BUILDING THE FRANCHISE In 1998, we bolstered an already strong research department by adding 22 new research analysts, bringing our total to 60. We also added new industries of focus: energy, which includes exploration and production and utilities, as well as insurance and healthcare information technology.

     FBR now publishes research reports on 439 publicly traded companies. In the fourth quarter alone, we initiated research coverage on 69 new companies.

WE ENDED THE YEAR WITH $187 MILLION OF EQUITY AND VIRTUALLY NO DEBT. THIS CAPITAL STRUCTURE REPRESENTS TRUE STRENGTH ON THE BALANCE SHEET AND PUTS US IN AN EXCELLENT POSITION TO PURSUE NEW OPPORTUNITIES IN 1999.

                             [PHOTO APPEARS HERE]

     In the investment banking area, we ended the year as the 10th-ranked lead IPO underwriter in the United States and the 7th for the 24-month period.

     While we are best known as an IPO underwriter, we made great strides during 1998 in other areas of our investment banking business, including private placements, merger and acquisitions (M&A) and other advisory services.

     We raised more than $870 million in private capital last year and advised on $3.7 billion in M&A and other advisory transactions that closed last year.

     We also enjoyed an excellent relationship with PNC Bank Corp., which afforded us new investment banking opportunities.

GROWING THE ASSET BASE In 1998, we continued to grow our total base of assets under management. These assets include: managed accounts, proprietary investment partnerships, an offshore fund, private equity and venture capital funds and mutual funds.

     FBR ended the year with $689 million in total assets under management, a
7.4 percent increase since the end of 1997. Approximately $496 million, or about 72 percent, of these assets are incentive-based assets, which enable FBR to earn incentive income.

     In a year when many fund managers were down for the year, three of our four proprietary investment partnerships and both of our active private equity funds posted net positive returns.

     Our private equity and venture capital funds recorded almost $100 million in new capital commitments last year, ending the year with total investments of $156.2 million -- a 162 percent increase.

     Included in this total are new funds raised last year by FBR Technology Venture Partners, LP. This venture capital fund financed seven new companies last year and has funded 16 early-stage companies to date. Most of these companies are directly or indirectly involved with the Internet, which we expect will bring new opportunities for investors in the future.

     Our managed REIT, FBR Asset Investment Corp., ended the year with shareholders' equity of $151 million and net asset value of $17.66 per share.

THE FIRST DECADE AND LOOKING FORWARD Without question, 1998 was a difficult year for FBR, as the extraordinary events of last summer marred a strong first half of the year for the Company. Our sectors of focus were hit disproportionately hard by market volatility, affecting each area of our business: sales and trading, investment banking and asset management.

     We ended the year with $187 million of equity and virtually no debt. This capital structure represents true strength on the balance sheet and puts us in an excellent position to pursue new opportunities in 1999.

     June 29, 1999 will mark 10 years to the day that Eric Billings, Russ Ramsey and I -- along with 15 founding partners -- started Friedman Billings Ramsey & Co., Inc. As we enter our second decade together, we are proud of what we have built and the unique culture we have created. We must now prove ourselves as a public company and we're confident that we have the right team to do exactly that -- for the benefit of our people, our clients and our shareholders.

I thank you for your support of Friedman Billings Ramsey.

Sincerely,

/s/ Emanuel J. Friedman

Emanuel J. Friedman
Chairman and Chief Executive Officer
Friedman Billings Ramsey Group, Inc.

                  EXPERTISE IN DIVERSIFIED BUSINESS SEGMENTS

FINANCE

FBR's extensive bank, thrift and specialty finance research makes it a leader in servicing the financial industry.

     In June, FBR assembled an investor group of approximately 160 institutional and accredited investors and sole managed a $237 million private placement of EAST WEST BANK, one of the largest Chinese-American commercial banks in the United States.

     Subsequently, FBR acted as financial advisor to East West Bank in its announced purchase of First Central Bank, a Los Angeles-based, Chinese-American commercial bank. FBR also assisted the bank in forming a public holding company and listing its shares on NASDAQ.

                             [PHOTO APPEARS HERE]

              REAL ESTATE

              FBR advised PRIME RETAIL, INC., the largest owner/operator and developer of factory outlet centers in the world, in its $906 million acquisition of Horizon Group, Inc. Prime Retail merged with Horizon Group by acquiring only its best factory outlet centers. The combined company, operating under the name Prime Retail, Inc., has a market capitalization of more than $2 billion.

              FBR had a strong year underwriting REAL ESTATE INITIAL PUBLIC OFFERINGS. For 1998, the firm ranked nationally as the number one lead manager of REIT U.S. Issuer IPOs, having raised more than $980 million in capital for real estate investment banking clients. (Source: CommScan Equidesk)

                     INDUSTRIAL GROWTH & BUSINESS SERVICES

CONSOLIDATION among publicly traded and private companies has increased as companies look to accelerate revenue growth and enhance operating profitability. The strong equity markets in the 1990s have contributed to this acceleration by providing greater access to capital. FBR analysts issue research reports on business services, consumer products, industrial companies, homebuilders and other industries affected by consolidation.

                   TECHNOLOGY

                   During 1998, FBR's TECHNOLOGY GROUP grew to 32 professionals with research coverage of almost 50 companies within the software, services and Internet sectors. FBR provides value-added insights and services to its clients because its technology team includes professionals with direct experience in these technology industries. FBR has completed $900 million in technology transactions since the group's inception in 1996, including the 1998 IPO for MicroStrategy, a leading decision support software company that has grown 98 percent on a compounded annual basis since 1991.


                             [PHOTO APPEARS HERE]

HIGH- YIELD DEBT

Since 1993, FBR has raised over $6.2 billion in high-yield debt and preferred transactions for its investment banking clients.

In March 1998, FBR co-managed the $75 million offering of high-yield notes contemporaneously with the $40 million offering of common stock by SHOP AT HOME, INC., a Nashville, Tennessee-based home shopping network. The transaction allowed the company to acquire three broadcast stations and build a state-of-the-art programming facility.

Launched in late 1997, FBR's Energy Group ended the year with four research analysts dedicated to the energy sector. Within its first year, the FBR ENERGY GROUP initiated coverage on 12 energy companies, including 10 exploration and production (E&P) companies in the oil industry and two independent power producers. A focus on this sector provides FBR clients with access to and expertise in a dynamic industry where billions of dollars are invested each year.

                                                                          ENERGY

INSURANCE

An important component of FBR's business strategy is to alert clients to opportunities in industries that are experiencing dramatic change.

Insurance is such an industry, currently undergoing consolidation, corporate restructuring, demutualization and regulatory change. In 1998, FBR launched its INSURANCE RESEARCH GROUP and initiated coverage on 11 companies in the life insurance, and property and casualty (P&C) industry segments.


EXPERTISE IN DIVERSIFIED BUSINESS SEGMENTS

                             [PHOTO APPEARS HERE]

                   HEALTHCARE

                   In 1998, FBR initiated research coverage of the HEALTHCARE INFORMATION TECHNOLOGY (HIT) industry as a new sector of focus for the firm. To date, FBR has initiated coverage on six companies (including two HIT consulting firms and four enterprise-wide software vendors). In January 1999, FBR was named as a co-manager of an important HIT underwriting, indicating the firm's recognition in this competitive area.

INTERNATIONAL

FRIEDMAN, BILLINGS, RAMSEY INTERNATIONAL, LTD. (FBRIL) is located in London, giving the Company a base for investment banking and institutional brokerage services in the United Kingdom and elsewhere in Europe. FBRIL gained FSA (SFA) approval to conduct business as an ISD category "A" firm in September 1997. A member of EASDAQ, FBRIL has built on FBR's significant relationships with numerous institutional investors in Europe, in addition to developing its own.

                   INTERNET

                   The Washington, D.C. region is the birthplace of the Internet and home to an abundance of intellectual capital and entrepreneurial activity currently shaping the Internet. FBR is participating in this growth through its research, investment banking and private equity activities. Specifically, FBR's venture capital partnership is helping to grow the region's technology capabilities by funding some of the nation's leading private Internet companies. FBR has successfully invested its first venture capital fund, FBR TECHNOLOGY VENTURE PARTNERS, LP, in companies such as CareerBuilder, LifeMinders.com, Proxicom and webMethods.


                             [PHOTO APPEARS HERE]

COMMUNICATIONS

Proximity to some of today's telecommunications giants and technological leaders gives FBR's Communications Group a distinct advantage when evaluating the current trends affecting the communications industry. FBR's communications group focuses on the convergence of voice, data and the Internet. In 1998, FBR's transactions in the communications arena included high-yield and equity offerings for IDT CORPORATION, SHOP AT HOME, INC. AND XYPOINT CORPORATION.

                             [PHOTO APPEARS HERE]


ACCESS

Clients have Internet access to a complete and current library of FBR investment research. By submitting a registration form on the Company's website, clients receive a user name and password and can view online research 24 hours a day. In 1999, FBR plans to enhance this service by adding "push" technology, which will send clients a customized alert as soon as new research is posted.

EXPERT OPINION

FBR research analysts have a "voice" in the industries they cover. Every week, FBR analysts take part in industry roundtables, industry conferences and conference calls on companies under coverage. FBR analysts also offer frequent comment and insight to the media. As a result, FBR was mentioned in The Washington Post 74 times last year.

INVESTMENT RESEARCH
--------------------------------------------------------------------------------

     In 1998, FBR expanded its investment research capabilities and deepened its focus in existing areas.

     First, we added muscle to the new industry sectors we launched toward the end of 1997: Energy, Insurance and Healthcare Information Technology. We now cover 30 companies within these new sectors and continue to initiate coverage on new companies at a steady pace.

     Second, we have added new talent across the board. FBR now has 60 research professionals working in teams and focused on some of the fastest-growing and most rapidly changing sectors of the economy. These sectors include banking/thrifts, communications services, energy, healthcare, industrial growth and business services, insurance, real estate, specialty finance and technology. The firm issues full research reports on 439 publicly traded companies.

     In 1998, FBR began publishing several investment reports on a regular basis, including a complete FBR Coverage List (monthly), Technology Perspectives (quarterly) and U.S. Money Center and Super-Regional Banks (quarterly). These reports are in addition to the many individual trend reports published on an as-needed basis, as well as annual reports such as the FBR Thrift Focus List and the FBR Wish List (of "best idea" stock picks).

ONLINE INVESTMENT RESEARCH In November, FBR launched its Online Investment Research product, providing clients with Internet access to all FBR research briefs, notes and trend reports, as well as daily economic and bond commentary.

FBR INVESTOR CONFERENCE FBR's Fifth Annual Investor Conference brought together management from leading companies, portfolio managers and analysts to discuss the latest industry trends and investment strategies. Attended by more than 1,200 people, the three-day program featured presentations by 188 companies and a keynote address by General Colin L. Powell. FBR is continuing its focus on innovative, growth-oriented companies with the Sixth Annual Investor Conference in Washington, D.C., September 7 through 10, 1999.

                             [PHOTO APPEARS HERE]

VOLUME

FBR's institutional sales desk traded more than 650 million shares in 1998*, and FBR's institutional brokerage revenue increased 11 percent over the prior year. As part of the Company's continued emphasis on institutional sales, FBR plans to increase its professional sales force in 1999.

                                                ------------
                                                *(Source:Autex/Blockdata)

--------------------------------------------------------------------------------
INSTITUTIONAL BROKERAGE

FBR executes securities transactions for institutional investors including mutual funds, hedge funds, money managers, insurance companies and pension funds, as well as high net worth investors. As of December 31, 1998, the Company had more than 100 sales, trading and syndicate personnel.

     SALES & TRADING FBR's Sales & Trading professionals provide services to the trading desks of major financial institutions in the United States and Europe. FBR is a market-maker in more than 400 NASDAQ and other OTC equity securities, as well as high-yield debt, and actively trades exchange listed securities on an agency basis.

     At the end of the year, FBR undertook a special effort to organize its Sales & Trading professionals into teams. Each team includes brokers that specialize in one or two industries. This specialized approach gives FBR's institutional clients the benefit of sector-focused Sales & Trading personnel who can provide critical and time-sensitive information.

--------------------------------------------------------------------------------
PRIVATE CLIENT SERVICES

FBR's Private Client Group (PCG) works with high net worth investors to design sophisticated investment strategies that can maintain and grow wealth. The group advises clients on a broad range of investments, including growth and value equity securities, fixed income securities, derivatives and direct private investments. In addition, the PCG designs investment strategies around restricted and control stock positions of corporate executives and employees.

     All PCG clients have access to innovative investment vehicles and proprietary investment partnerships that are developed in-house by FBR.

                             [PHOTO APPEARS HERE]

ALLIANCE

During 1998, FBR enjoyed an excellent relationship with PNC Bank Corp., a 4.9 percent equity owner of FBR. In November, FBR worked together with PNC's retail brokerage subsidiary, Hilliard-Lyons, to raise capital in a trust preferred stock offering for KBK Capital Corporation, the holding company for KBK Financial, an independent financial services company.

RELATIONSHIPS

This year, as in years past, FBR served as the advisor or underwriter in several transactions for existing clients, including companies that FBR first brought public or previously raised capital for, such as Brookdale Living Communities, Inc., First Washington Realty Trust and Miami Computer Supply Corporation. Long-term client relationships such as these are an important component of FBR's growth and success.

--------------------------------------------------------------------------------
INVESTMENT BANKING

     Taking into account all capital raising activity -- IPOs, other public equity transactions, private placements and debt offerings -- FBR served as lead or co-manager for $5.0 billion raised in 1998.

     Of that total, approximately $1.8 billion was raised in initial public offerings, enabling FBR to end the year as the 10th-ranked lead IPO underwriter in the United States and the 7th for the 24-month period (Source: American Banker, CommScan Equidesk).

     High-yield debt offerings represented approximately 34 percent of total capital raised in 1998. High-yield debt offerings included Pacific Aerospace & Electronics, Inc., Schuff Steel Company, Shop at Home, Inc. and Styling Technology Corporation.

     In addition to raising capital, FBR made strides in M&A and advisory services in 1998. Revenue from M&A and advisory services increased from $9.7 million in 1997 to $15.6 million in 1998, a 59 percent increase.

MERGERS AND ACQUISITIONS (M&A) FBR advised on $3.7 billion in M&A and other advisory transactions that closed in 1998. M&A and advisory clients of note include Capital One Financial Corp., George Mason Bankshares, Inc., Local Financial Corporation, PNC Bank Corp. and Prime Retail, Inc.

PRIVATE PLACEMENTS FBR raised more than $870 million in private capital last year. This expertise in private placements provides the firm's investment banking clients with a range of financing options prior to -- or as an alternative to -- entering the public capital markets.

                             [PHOTO APPEARS HERE]


NEW VENTURES

In October, FBR Technology Venture Partners LP announced its final close of $50 million in capital commitments. The partnership funded seven technology companies in 1998: Entevo Corporation, Call Technologies, Inc., CareerBuilder, Inc., Network Access Solutions Inc., Empyrean Group, Inc.--all located in Northern Virginia, as well as IntraNetics, Inc. of Boston and XYPOINT Corporation of Seattle.

INCENTIVE-BASED VEHICLES

In May, FBR added a new proprietary investment vehicle to its line of asset management products that can provide incentive income to the Company, further illustrating the Company's emphasis on developing incentive-based proprietary investment products.

--------------------------------------------------------------------------------
ASSET MANAGEMENT


BR ended the year with $688.8 million in total assets under management. Incentive-based assets, which enable FBR to earn incentive income, represented $496.3 or 72 percent of these assets.

     The Company's assets under management include:

PROPRIETARY INVESTMENT PARTNERSHIPS AND OFFSHORE FUND FBR manages proprietary investment partnerships and a parallel offshore fund for accredited investors. In 1998, three of the Company's four proprietary investment partnerships posted positive returns for the year despite exceptional market volatility in the second half of the year. At December 31, 1998, FBR had $189.6 million under management in this category of funds.

MUTUAL FUNDS FBR offers four open-end mutual funds, which comprise the FBR Family of Funds: the FBR Financial Services Fund, the FBR Small Cap Financial Services Fund, the FBR Small Cap Value Fund and the FBR Realty Growth Fund. All four of these funds are offered on a "no-load" basis.

     In September, FBR acquired GrandView Advisors Inc. and renamed its affiliated fund the FBR Realty Growth Fund.

     At year end, assets in the FBR Family of Funds totaled $118.6 million.

VENTURE CAPITAL AND PRIVATE EQUITY The Company's venture capital partnership, FBR Technology Venture Partners LP, which is focused on telecommunications, e-commerce and Internet-related companies, funded seven technology companies in 1998, adding to the portfolio of six companies funded in 1997.

     FBR also manages two private equity funds. The Company's Private Equity Fund, L.P. is fully invested with an internal rate of return of 19.8 percent through December 31, 1998.

     The Company's private equity funds and venture capital partnership had $156.2 million in assets under management at the end of 1998, a 162 percent increase over the prior year.

REAL ESTATE INVESTMENT TRUST (REIT) Formed in 1997, FBR Asset Investment Corp., is a REIT managed by the Company, 16 percent of which is owned by FBR. The REIT invests in real estate-related assets, including mortgage loans and mortgage-backed securities, as well as the securities of companies engaged in real estate-related activities. At the end of 1998, FBR Asset Investment Corp. had total assets of $296 million and shareholders' equity of $151 million. Book value per share at December 31, 1998 was $17.66 per share.

[ART APPEARS HERE]

                             Selected Consolidated Financial Information 19 Management's Discussion and Analysis of Financial Condition and
                                                   Results of Operations   20-29
                                             Consolidated Balance Sheets      30
                                   Consolidated Statements of Operations      31
              Consolidated Statements of Changes in Shareholders' Equity      32
                                   Consolidated Statements of Cash Flows      33
                              Notes to Consolidated Financial Statements   34-43
                                Report of Independent Public Accountants      44

--------------------------------------------------------------------------------
                SELECTED CONSOLIDATED FINANCIAL INFORMATION(1)
                                        (in thousands, except per share amounts)

Year Ended December 31,                                   1994             1995             1996             1997             1998
------------------------------------------------------------------------------------------------------------------------------------
Consolidated Statements of Operations
Revenues:
  Underwriting                                       $  30,579        $  16,075        $  55,159        $ 142,506        $  70,791
  Corporate finance                                     14,427            7,224           10,362           60,649           41,356
  Principal sales credits                               14,881           21,869           31,734           29,276           30,976
  Agency commissions                                     1,935            4,483            7,554           12,395           15,308
  Trading gains and losses, net                         (4,978)          (1,791)          (6,268)         (12,630)         (59,168)
  Investment gains and losses, net                          55              774            3,974            3,228           (3,943)
  Asset management                                         389            5,973            3,834           15,766           11,397
  Interest and dividends                                 1,713            2,558            3,554            4,945           16,151
------------------------------------------------------------------------------------------------------------------------------------
        Total revenues                                  59,001           57,165          109,903          256,135          122,868
Expenses:
  Compensation and benefits                             42,811           33,481           61,504          156,957           82,599
  Clearing and brokerage fees                            1,474            2,350            3,484            4,961            5,078
  Occupancy and equipment                                  944            1,187            1,683            2,638            4,225
  Communications                                           764              823            1,109            2,325            3,592
  Interest expense                                       1,773            1,523            2,665            3,770            4,927
  Other (2)                                             13,049            8,362           14,620           28,348           38,656
------------------------------------------------------------------------------------------------------------------------------------
        Total expenses                                  60,815           47,726           85,065          198,999          139,077
  Income (loss) before taxes                            (1,814)           9,439           24,838           57,136          (16,209)
  Income tax expense (benefit)                            (589)(3)        3,457(3)         9,960(3)        22,854(3)            --
------------------------------------------------------------------------------------------------------------------------------------
        Net income (loss)                            $  (1,225)       $   5,982        $  14,878        $  34,282        $ (16,209)
====================================================================================================================================
Consolidated Balance Sheet Data
Assets:
  Cash & cash equivalents                            $     612        $  10,391        $  20,681        $ 207,691        $  46,827
  Marketable trading securities                         14,670           32,521           55,013           78,784           13,150
  Long-term investments                                    753            1,579            6,424           36,351           97,157
  Other                                                  4,883           34,420           43,320           36,501           47,982
------------------------------------------------------------------------------------------------------------------------------------
        Total assets                                 $  20,918        $  78,911        $ 125,438        $ 359,327        $ 205,116
====================================================================================================================================
Liabilities:
  Accounts payable and
        other liabilities                            $   3,844        $  36,018        $  14,565        $  52,008        $  15,322
  Short-term subordinated
        revolving loans                                    350           13,250           22,000           40,000               --
  Accrued dividends                                         --               --               --           24,000               --
  Trading account securities
        sold short                                       2,836            6,372           39,814           16,673            2,892
------------------------------------------------------------------------------------------------------------------------------------
        Total liabilities                                7,030           55,640           76,379          132,681           18,214
  Shareholders' equity                                  13,888           23,271           49,059          226,646          186,902
        Total liabilities and
            shareholders' equity                     $  20,918        $  78,911        $ 125,438        $ 359,327        $ 205,116
====================================================================================================================================
Statistical Data
  Basic & diluted earnings
        (loss) per share                             $   (0.05)       $    0.27        $    0.67        $    1.48        $   (0.33)
  Pro forma basic & diluted
          earnings (loss) per share (3)              $   (0.04)       $    0.17        $    0.40        $    0.85              N/A
  Book value per share (4)                           $    0.40        $    0.66        $    1.31        $    4.53        $    3.81
  Total employees (4)                                       92              112              176              265              358
  Revenue per employee                               $     752        $     580        $     766        $   1,162        $     394
  Pre-tax return on average equity                         144%              82%              87%              41%              (8)%
  Compensation & benefits
          expense as a percentage of revenues               40%              48%              50%              61%              67%
  Basic & diluted weighted
          average shares outstanding                    34,557           34,916           37,079           40,276           49,724
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) See Notes 1 and 2 of Notes to Consolidated Financial Statements for an explanation of the basis of presentation.
(2)  Includes business promotion, investment banking and other expenses.
(3) Reflects Federal and state income taxes based on estimated applicable tax rates as if the Company had not elected subchapter S corporation status prior to December 21, 1997.
(4)  As of end of the period reported.

Management's Discussion and Analysis of
Financial Condition and Results of Operations


OVERVIEW

     Friedman, Billings, Ramsey Group, Inc. (the "Company") is a holding company for Friedman, Billings, Ramsey Capital Markets, Inc. ("Capital Markets Group") and FBR Capital Management, Inc. ("Asset Management Group"). The Capital Markets Group is a holding company whose primary subsidiary, Friedman, Billings, Ramsey & Co., Inc. ("FBRC"), is a U.S. investment banking firm and securities broker-dealer. The Capital Markets Group's other subsidiaries, Friedman, Billings, Ramsey International, Ltd. ("FBRIL") and FBR Investment Services, Inc. ("FBRIS") are also broker-dealers in targeted markets. The Asset Management Group is a holding company whose subsidiaries are engaged in investment management and advisory services to managed accounts, proprietary investment partnerships, an offshore fund, private equity and venture capital funds and mutual funds. The Asset Management Group also holds principal investments. The Company's operations are primarily in the United States and the Company has very limited direct exposure to foreign market activity.

BUSINESS ENVIRONMENT

     During the second half of 1998, the financial markets in the U.S. experienced considerable volatility due to, among other things, investor concerns about world-wide market conditions and the potential weakening of the domestic economy. As a result of this volatility and investor concerns, capital raising activities slowed considerably in the second half of 1998, especially in the small- and mid-cap companies that are the Company's area of focus. The Company's business is linked to the activity in the capital markets, particularly capital raising, and to the markets for securities of companies that are affected by many of the same risks and uncertainties relating to the Company itself (discussed below) as well as by other factors that apply to particular industries. This environment has adversely affected the Company's revenues for 1998 both because of a slow down in capital raising activity and trading losses incurred by the Company. The Company expects that this environment will continue to be a challenging one in which to raise capital during at least the first part of 1999 and may continue to adversely affect the Company's revenue.

OPERATING GROUPS

ASSET MANAGEMENT GROUP Asset management revenue has increased 197% over the last three years from $3.8 million in 1996 to $11.4 million in 1998. This revenue has been derived from an increasing variety of investment vehicles. Assets under management ("AUM") have increased 477% from $119.3 million at January 1, 1996 to $688.8 million at December 31, 1998. The Company plans to grow these AUM by continuing to make minority investments in new vehicles as appropriate in the future.

     Asset management revenue consists of base management fees and incentive income.

     Base management fees are earned on all of the Company's AUM and are determined based on a percentage of actual or committed net assets, excluding the Company's and certain other affiliated assets. The percentages used to determine the Company's base fee vary within each vehicle (from 0.25% for FBR Asset Investment Corp.'s ("FBR-Asset") mortgage-backed securities to 2.5% for the venture capital fund). As of December 31, 1998, the weighted average base management fees of the Company approximated 1.1% annually on the AUM. The Company recorded $7.6 million in base management fees for the year ended December 31, 1998.

     In addition to the base management fees, the Company may earn incentive income on investment partnerships and FBR-Asset. The Company receives 20% of the net investment gains (if any) on the assets contributed by third parties to the investment partnerships. Generally, the incentive income is calculated annually every December 31. However, the Company receives initial incentive income at the end of the quarter in which the first anniversary of each contribution occurs. For the year ended December 31, 1998, the Company recorded $3.8 million of incentive income. Assets on which the Company has the potential to earn incentive income have increased 5%, from $470 million at December 31, 1997 to $496 million as of December 31, 1998.

     The Company's investments in investment partnerships increased to $26.7 million as of December 31, 1998 from $21.3 million as of December 31, 1997. The Company recorded net investment losses of $4.0 million during the year ended December 31, 1998 related to these partnerships.

     FBR Business Development Fund ("FBR-BDF"), a wholly-owned subsidiary of the Company, was organized in May 1998 as a loan fund designed to extend financing to "middle-market" businesses in need of subordinated debt and bridge financing. In connection therewith, in July 1998, the Company made two loans with warrants and an equity investment totaling $24.5 million to three unrelated businesses. The loans bear interest at an annual rate of 12.7%.

     The Company's investment vehicles have historically been concentrated in the financial services industry. However, two of the Company's proprietary investment partnerships and FBR-Asset, as well as two of the Company's mutual funds, are primarily invested in other sectors.

CAPITAL MARKETS GROUP FBRC's investment banking and corporate finance activities consist of a broad range of services, including public and private transactions of a wide variety of securities and financial advisory services in merger, acquisition and strategic partnering transactions. During 1998, FBRC completed or advised on 63 investment banking and corporate finance transactions representing $8.7 billion, with $5.0 billion in public underwritings and private placements and $3.7 billion in merger and acquisition ("M&A") and advisory transactions.

     During the year ended December 31, 1998, FBRC managed or co-managed nine initial public offerings ("IPOs") and twenty-one secondary offerings raising over $4.1 billion. The average size of securities transactions managed was $138.0 million. In addition, the Company increased the number of personnel in the investment banking and research departments by 33% and 58%, respectively, in order to increase its focus on a number of industry sectors that management believes offer favorable opportunities for the Company to gain market share, as well as reduce concentrated exposure to cyclical declines in sectors in which the Company operates.

     Corporate finance revenues include private placement fees and M&A and advisory service fees. During the year ended December 31, 1998, FBRC acted as placement agent or co-placement agent in eight non-public transactions, raising $872 million and earning $25.7 million in revenues. Over the last eight quarters, private placements have generated $9.2 million of revenue per quarter (on average), ranging from none in one quarter to as much as $22.7 million in another.

INVESTMENT BANKING REVENUES

(Unaudited, in thousands)                  1994             1995             1996             1997             1998
---------------------------------------------------------------------------------------------------------------------
Initial Public Offerings               $  6,954         $  3,790         $ 25,997         $115,403         $ 50,502
Secondary Public Offerings                4,535            7,840            7,214           20,690           15,623
High Yield Debt & Preferred              19,090            4,445           21,948            6,413            4,666
---------------------------------------------------------------------------------------------------------------------
  Subtotal Underwriting                  30,579           16,075           55,159          142,506           70,791
High Yield Debt & Preferred               9,435            4,470            4,058            7,442            6,427
M&A and Advisory Services                 1,690            2,754            3,637            9,716           15,608
Private Equity Placements                 3,302               --            2,667           43,491           19,321
---------------------------------------------------------------------------------------------------------------------
  Subtotal Corporate Finance             14,427            7,224           10,362           60,649           41,356
---------------------------------------------------------------------------------------------------------------------
  Total                                $ 45,006         $ 23,299         $ 65,521         $203,155         $112,147
---------------------------------------------------------------------------------------------------------------------

     FBRC conducts market-making activities in more than 400 securities. During the years ended December 31, 1997 and 1998, in connection with these activities, FBRC experienced net trading losses on positions held in securities inventories and primarily in those securities for which FBRC had acted as underwriter. FBRC has an investment banking incentive compensation policy which takes into account the risk of trading and other losses related to market-making activity and other transactions conducted to support investment banking transactions. This policy provides for a deferral of a portion of the incentive compensation payable to investment banking and other personnel. Any losses or liabilities of the Company attributable to capital raising transactions may result in a reduction of accrued incentive compensation to investment banking personnel. Pursuant to this policy, the Company reduced $7.3 million of prior year investment banking and other bonus compensation accruals during the first half of the year ended December 31, 1998.

     During the year ended December 31, 1998, the Company liquidated a substantial amount of its trading positions in order to mitigate the risk of future trading losses caused by a volatile market. The Company also significantly reduced its trading inventory positions by transferring $38.0 million of investment securities from its broker-dealer trading accounts to an investment account of an asset management subsidiary. The Company considers these securities to be investment securities because the amount of shares held substantially exceeds the four-week trading volume and the sale of certain of these securities is restricted.

INSTITUTIONAL BROKERAGE REVENUES

(Unaudited, in thousands)                1994              1995              1996              1997              1998
---------------------------------------------------------------------------------------------------------------------
Principal Sales Credits              $ 14,881          $ 21,869          $ 31,734          $ 29,276          $ 30,976
Trading Gains and Losses, Net          (4,978)           (1,791)           (6,268)          (12,630)          (59,168)
Agency Commissions                      1,935             4,483             7,555            12,395            15,308
---------------------------------------------------------------------------------------------------------------------
      Total                          $ 11,838          $ 24,561          $ 33,021          $ 29,041          $(12,884)
---------------------------------------------------------------------------------------------------------------------

RESULTS OF OPERATIONS

REVENUES Total revenues consist primarily of underwriting revenue, corporate finance fees, principal sales credits, agency commissions, asset management revenue and net gains and losses. Management believes that revenue from underwriting and corporate finance is substantially dependent on the market for public and private offerings of equity and debt securities in the sectors within which the Company focuses its efforts. Principal sales credits are dependent on NASDAQ trading volume and spreads in the securities of such companies. Net trading and investment gains and losses are dependent on the market performance of securities held, as well as the decisions of management as to the level of market exposure in these securities. Accordingly, the Company's revenues have fluctuated, and are likely to continue to fluctuate, based on these factors.

     Underwriting revenue consists of underwriting discounts, selling concessions, management fees and reimbursed expenses associated with underwriting activities. The Company acts in varying capacities in its underwriting activities, which based on the underlying economics of each transaction, determines its ultimate revenues from these activities. When the Company is engaged as lead-manager of an underwriting, the Company generally bears more risk and earns higher revenues than if engaged as a co-manager, an underwriter ("syndicate member") or a broker-dealer included in the selling group.

     Corporate finance revenues consist of M&A, private placement, mutual-to-stock conversion and other corporate finance advisory fees and reimbursed expenses associated with such activities. Corporate finance fees have fluctuated, and are likely to continue to fluctuate, based on the number and size of transactions completed by the Company.

     Principal sales credits consist of a portion of dealer spreads attributed to the securities trading activities of the Company as principal in NASDAQ-listed and other over-the-counter ("OTC") securities, and is primarily derived from the Company's activities as a market-maker.

     Trading gains and losses are combined and reported on a net basis. Gains and losses result primarily from market price fluctuations that occur while holding positions in the Company's trading security inventory and the level of sales credits.

     Investment gains and losses are combined and reported on a net basis. Gains and losses primarily represent the Company's proportionate share of income or loss related to investments in proprietary investment partnerships and FBR-Asset, in addition to realized gains and losses resulting from the sale of available-for-sale securities. As of December 31, 1998, the Company had $16.1 million of unrealized losses on available-for-sale securities and FBR-Asset recorded in accumulated other comprehensive loss. Upon the sale of these securities or in the event the decline in value is deemed other than temporary, the resulting difference between the cost and market value will be recorded in investment gains and losses.

     Agency commissions revenue includes revenue resulting from executing stock exchange-listed securities and OTC transactions as agent.

     The Company receives asset management revenue in its capacity as the investment manager to advisory clients and as general partner of several investment partnerships. Management fees and incentive income on investment partnerships historically have been earned from vehicles that have invested primarily in the securities of companies engaged in the financial services and real estate investment trust ("REIT") sectors. Incentive income is likely to fluctuate with the performance of securities in these sectors. A growing base of AUM in incentive vehicles coupled with positive returns can provide significant revenues with a high net margin for the Company.

EXPENSES Compensation and benefits expense includes base salaries as well as incentive compensation paid to sales, trading, asset management, underwriting and corporate finance professionals and to executive management. Incentive compensation (other than under the 1997 Plan, below) varies primarily based on revenue production. Salaries, payroll taxes and employee benefits are relatively fixed in nature. In December 1997, the

Company adopted the 1997 Stock and Annual Incentive Plan (the "1997 Plan") under which the executive officers and certain other employees are eligible to participate in a bonus pool, based on adjusted net income before taxes. The Company recorded no compensation expense related to the 1997 Plan for the year ended December 31, 1998. The Company intends to review and evaluate all of its compensation plans on a quarterly basis.

The following table sets forth expenses as a percentage of revenues for the years presented:

Year Ended December 31,                         1994            1995            1996            1997            1998
-----------------------------------------------------------------------------------------------------------------------
REVENUES:
Underwriting                                    51.8%           28.1%           50.2%           55.6%           57.6%
Corporate finance                               24.5%           12.6%            9.4%           23.7%           33.7%
Principal sales credits                         25.2%           38.3%           28.9%           11.4%           25.2%
Agency commissions                               3.3%            7.8%            6.9%            4.8%           12.5%
Gains and losses, net-
        Trading                                 (8.5)%          (3.1)%          (5.7)%          (4.9)%         (48.2)%
        Investment                               0.1%            1.3%            3.6%            1.3%           (3.2)%
Asset management                                 0.7%           10.5%            3.5%            6.2%            9.3%
Interest and dividends                           2.9%            4.5%            3.2%            1.9%           13.1%
Total revenues                                 100.0%          100.0%          100.0%          100.0%          100.0%

EXPENSES:
Compensation and benefits                       72.6%           58.6%           56.0%           61.3%           67.2%
Clearing and brokerage fees                      2.5%            4.1%            3.2%            1.9%            4.2%
Occupancy and equipment                          1.6%            2.1%            1.5%            1.0%            3.4%
Communications                                   1.3%            1.4%            1.0%            0.9%            2.9%
Interest expense                                 3.0%            2.7%            2.4%            1.5%            4.0%
Other (1)                                       22.1%           14.6%           13.3%           11.1%           31.5%
TOTAL EXPENSES                                 103.1%           83.5%           77.4%           77.7%          113.2%

INCOME (LOSS) BEFORE INCOME TAXES               (3.1)%          16.5%           22.6%           22.3%          (13.2)%

(1) Includes business development and sales support, professional services and other expenses.

     The Company estimates that its fixed costs as a percentage of revenue increased from 15% for the year ended December 31, 1997 to 38% for the year ended December 31, 1998. This increase is attributed to a 571% increase in net trading and investment losses from $9.4 million in 1997 to $63.1 million in 1998, a 35% increase in the total number of full-time employees and approximately 40% increase in office facilities.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1998 AND 1997

     Total revenues decreased 52% from $256.1 million in 1997 to $122.9 million in 1998 due primarily to increased trading and investment losses and decreased underwriting and corporate finance activity in the second half of 1998 as a result of volatile markets and changing economic and market trends.

     Underwriting revenue decreased 50% from $142.5 million in 1997 to $70.8 million in 1998. This decrease in revenue was due primarily to a decrease in the average revenue earned per transaction from $4.9 million in 1997 to $2.4 million in 1998. Most of the 1998 transactions occurred in the first half of 1998.

     Corporate finance revenue decreased 32% from $60.6 million in 1997 to $41.4 million in 1998. This decrease was due to a 49% decrease in private placement revenue from $50.9 million in 1997 to $25.8 million in 1998, offset by a 59% increase in M&A and other advisory activities, which generated $9.7 million in 1997, compared to $15.6 million in 1998.

     Principal sales credits increased 6% from $29.3 million in 1997 to $31.0 million in 1998. This increase is a result of higher volumes of activity in the Company's NASDAQ trading overall, as well as increased trading activity derived from the Company's expansion of its equity sales and trading personnel and capabilities, offset by lower spreads.

     Agency commissions increased 24% from $12.4 million in 1997 to $15.3 million in 1998. This increase was due to the expansion of the Company's institutional listed equity business fostered by an increase in the number of institutional brokers and sales traders, an increase in listed equity trading capabilities, as well as an increase in the issuance of research reports.

     Net trading and investment losses increased 571% from $9.4 million in 1997 to $63.1 million in 1998. This increase is attributed to larger and more concentrated corporate securities inventories in 1998, specifically in the

REIT and mortgage company sectors and the market decline related to these sectors in the second half of 1998. The Company's largest losses in 1998 are principally from holding positions in stocks in which the Company acted as an underwriter. Net losses were also incurred from the Company's investment in one proprietary investment partnership.

     Asset management revenue decreased 28% from $15.8 million in 1997 to $11.4 million in 1998. This decrease was due to a 70% decrease in incentive income from $12.6 million in 1997 to $3.8 million in 1998 related to the market decline of investments in one proprietary investment partnership, offset by a 139% increase in base management fees from $3.2 million in 1997 to $7.6 million in 1998. Base management fees increased due to a 7% increase in assets under management from $641.6 million as of December 31, 1997 to $688.8 million as of December 31, 1998 and a change in the mix of AUM toward higher base fee vehicles.

     Interest and dividends increased 227% from $4.9 million in 1997 to $16.2 million in 1998. This increase is due primarily to an increase in the Company's invested net assets.

     Total expenses decreased 30% from $199.0 million in 1997 to $139.1 million in 1998 due primarily to lower variable compensation expense.

     Compensation and benefits expense decreased 47% from $157.0 million in 1997 to $82.6 million in 1998. The decrease was due primarily to lower executive officer bonus compensation, which starting in 1998 is determined as a percentage of adjusted net income, partially offset by an increase in the number of the Company's personnel. In addition, $7.3 million of prior year investment banking incentive compensation accruals were reduced in 1998 due to the losses attributable to capital raising transactions. Average employee headcount was 220 in 1997 compared to 350 in 1998. In the second half of 1998, the Company implemented a cost reduction program that included certain staff reductions, primarily in support positions. The effect of these reductions was to reduce employee headcount and to reduce costs associated with the eliminated positions going forward. The Company continues to hire employees in areas that it believes can lead to business development.

     Clearing and brokerage fees increased 2% from $5.0 million in 1997 to $5.1 million in 1998 due to the increase in sales and trading activities. As a percentage of institutional brokerage revenue, clearing and brokerage fees decreased from 12% in 1997 to 11% in 1998 due to a decrease in clearance fees and transaction charges paid to the Company's clearing broker.

     Occupancy and equipment expense increased 60% from $2.6 million in 1997 to $4.2 million in 1998. This increase is due to additional office leases, an increase in equipment rental to accommodate growth in personnel and an increase in depreciation expense due to acquisitions of computer and telecommunications equipment for expanded staff.

     Communications expense increased 55% from $2.3 million in 1997 to $3.6 million in 1998. This increase was due primarily to increases in telecommunications expenses resulting from the increase in employees and expansion of facilities in 1998 and the enhancement of network technology.

     Interest expense increased 31% from $3.8 million in 1997 to $4.9 million in 1998 due primarily to increased margin interest expense, which is a result of increased securities position levels in 1998.

     Business development and other operating expenses increased 36% from $28.3 million in 1997 to $38.7 million in 1998. This increase was due primarily to increased investment banking activity, including increased investment banking pipeline activity for transactions that were postponed or cancelled in the third and fourth quarters of 1998 due to the volatile capital markets. Other expenses also increased due to expenses associated with expanded office space and increased business promotion expenses.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1997 AND 1996

     Total revenues increased 133% from $109.9 million in 1996 to $256.1 million in 1997 due primarily to increased underwriting and corporate finance activity. Revenues from capital markets activities in 1997 far exceeded any year in the Company's history.

     Underwriting revenue increased 158% from $55.2 million in 1996 to $142.5 million in 1997. This increase was due primarily to an increase in the average size of the security transactions managed from $43.7 million in 1996 to $122.1 million in 1997.

     Corporate finance fees increased 485% from $10.4 million in 1996 to $60.6 million in 1997. This increase was due primarily to the increased size in dollar terms of the Company's private placement activities as well as increased M&A activities fostered by the addition of a team of professionals dedicated to such activities.

     Principal sales credit revenue decreased 8% from $31.7 million in 1996 to $29.3 million in 1997. Although trading volumes were higher in 1997, the amount of sales credits revenue per transaction decreased from 1996 to 1997.

     Agency commissions increased 64% from $7.6 million in 1996 to $12.4 million in 1997. This increase was due to the expansion of the Company's institutional listed equity business fostered by an increase in the number of institutional brokers, as well as the addition of a listed equity trader.

     Asset management fees increased 311% from $3.8 million in 1996 to $15.8 million in 1997. The increase was due primarily to an increase in assets under management and an increase in incentive income, principally in the Company's largest proprietary investment partnership, which focuses its investments in the financial services industry sector.

     Total expenses increased 134% from $85.1 million in 1996 to $199.0 million in 1997 due primarily to the Company's growth.

     Compensation and benefits expense increased 155% from $61.5 million in 1996 to $157.0 million in 1997. The increase was due primarily to an increase in incentive compensation paid to sales, trading, underwriting and corporate finance professionals and executive management. Average employee headcount was 143 in 1996 compared to 220 in 1997.

     Clearing and brokerage fees increased 42% from $3.5 million in 1996 to $5.0 million in 1997 due to the increase in sales and trading activities.

     Occupancy and equipment expense increased 57% from $1.7 million in 1996 to $2.6 million in 1997. This increase was due to additional office leases and related expenditures and an increase in depreciation expense due to acquisitions of computer and telecommunications equipment and furniture and fixtures for the expanded staff and facilities.

     Communications expense increased 110% from $1.1 million in 1996 to $2.3 million in 1997. This increase was due primarily to increases in telecommunications expenses resulting from the increase in employees and expansion of facilities in 1996 and 1997, and the enhancement of network technology.

     Interest expense increased 41% from $2.7 million in 1996 to $3.8 million in 1997, primarily due to increases in subordinated loan borrowings to meet the regulatory capital requirements of the increased investment banking activities and increased margin interest expense due to increased securities position levels.

     Business development and other operating expenses increased 94% from $14.6 million in 1996 to $28.3 million in 1997. This increase was due primarily to increased investment banking expenses and increased expenses associated with expanded office space.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically satisfied its liquidity and regulatory capital needs through three primary sources: (1) internally generated funds; (2) equity capital contributions; and (3) credit provided by the Company's banks, its clearing broker and that broker's affiliates. The Company has frequently required the use, and may continue the use, of temporary subordinated loans in connection with regulatory capital requirements to support its underwriting activities. The Company has no material long-term debt.

     The Company's principal assets consist of cash and cash equivalents, receivables from other broker-dealers, including its clearing broker, a receivable for income taxes paid, securities held for trading purposes and long-term investments. Long-term investments consist primarily of investments in limited partnerships in which the Company serves as managing partner, available-for-sale securities, an investment in FBR-Asset and long-term debt and equity investments in privately held companies. Although the investments in limited partnerships are for the most part illiquid, the underlying investments of such partnerships are mostly in publicly traded, liquid equity and debt securities.

     As of December 31, 1998, the Company had liquid assets consisting primarily of cash and cash equivalents of $46.8 million. Cash equivalents consist primarily of money market funds invested in debt obligations of the U.S. government. The Company also held $13.1 million in marketable securities in its trading accounts. The Company had borrowing capacity (borrowing against security positions) from its clearing broker of approximately $7.0 million as of December 31, 1998.

     As of December 31, 1998, the Company had available a total of $40.0 million in a committed subordinated revolving loan from an affiliate of its clearing broker that is allowable for net capital purposes. As of December 31, 1998, the Company had no outstanding borrowings under this facility. The agreement expires in December 1999.

     As of December 31, 1998, the Company had net operating losses ("NOL") for tax purposes of $25.6 million that expire through 2013. As a result of recording a valuation allowance related to the NOL, the Company estimates that no income tax provision will be recorded in the Consolidated Statement of Operations until the Company records more than $13.9 million in taxable net income.

     FBRC, as a broker-dealer, is registered with the Securities and Exchange Commission ("SEC") and is a member of the National Association of Securities Dealers, Inc. As such, it is subject to the minimum net capital requirements promulgated by the SEC. FBRC's regulatory net capital has historically exceeded these minimum requirements. As of December 31, 1998, FBRC was required to maintain minimum regulatory net capital of $1.0 million and had total regulatory net capital of $37.0 million which was $36.0 million in excess of its requirement. Regulatory net capital requirements increase when FBRC is involved in underwriting activities based upon a percentage of the amount being underwritten by FBRC. The Company's other broker-dealer subsidiaries were in compliance with all applicable regulatory capital adequacy requirements as of December 31, 1998.

     Management believes that the Company's current level of equity capital and committed line of credit, combined with funds anticipated to be generated from operations, are adequate to meet its liquidity and regulatory capital requirements associated with broker-dealer activities. The Company may, however, seek debt or equity financing to provide capital for corporate purposes and/or to fund strategic business opportunities, including possible acquisitions, joint ventures, alliances or other business arrangements which could require substantial capital outlays. The Company's policy is to evaluate acquisition opportunities as they arise.

     The Company constantly reviews its capital needs and sources, the cost of capital and return on equity, and seeks strategies to provide favorable returns on capital. In evaluating the Company's anticipated capital needs and current cash resources during 1998, the Company's Board of Directors authorized a share repurchase program of up to 2.5 million shares of the Company's Class A common stock. Since announcing the share repurchase program, the Company purchased 1,036,092 shares as of December 31, 1998. 126,055 of the purchased shares were reissued to employees pursuant to the Company's Employee Stock Purchase Plan.

HIGH YIELD AND NON-INVESTMENT GRADE DEBT SECURITIES

     The Company underwrites, trades, invests in, and makes markets in high-yield corporate debt securities and preferred stock of below investment grade-rated companies. For purposes of this discussion, non-investment grade securities are defined as preferred securities or debt rated BB+ or lower, or equivalent ratings by recognized credit rating agencies, as well as non-rated securities or debt. Investments in non-investment grade securities generally involve greater risks than investment grade securities due to the issuer's creditworthiness and the comparative illiquidity of the market for such securities. The Company's portfolio of such securities at December 31, 1997 and 1998 are included in trading securities and long-term investments and had an aggregate fair value of approximately $19.8 million and $31.7 million, respectively. The Company's trading and investment portfolios may, from time to time, contain concentrated holdings of selected issues. The Company's largest, unhedged non-investment grade securities position was $5.7 million and $10.0 million at December 31, 1997 and 1998, respectively.

WARRANTS

     In connection with certain capital raising transactions, the Company has received and holds warrants for stock of the issuing corporation generally exercisable at the corporation's respective offering price. Due to restrictions on the warrants and the underlying securities, the Company currently carries the warrants at a nominal value in its financial statements, and will recognize any potential, future revenues and profits, if any, when realized. In 1999, the Company will transfer up to 40% of these warrants to certain key employees, subject to vesting provisions that require continued employment with the Company for a period of time. As of December 31, 1998, the Company had received warrants in client companies as set forth below:


                                                                                     Closing Price     Expiration
                                                Number of            Exercise          on December        Date of
                                                 Warrants               Price             31, 1998       Warrants
-------------------------------------------------------------------------------------------------------------------
American Capital Strategies, Ltd                  442,751         $    15.000        $     17.2500       08/29/02
Capital Automotive REIT                         1,277,794              15.000              14.8750       02/12/03
Building One Services Corporation               1,130,000              20.000              20.8750       11/25/01
East West Bank                                    475,500              10.000              *9.8750       06/12/03
Local Financial Corporation                       591,000              10.000               9.0000       09/08/02
Styling Technology Corporation                    101,500              12.000               9.2500       11/21/01
FBR Asset Investment Corporation                  970,805              20.000             *14.5000       12/11/07
Xypoint Corporation                               285,107               2.100              *2.0000       07/10/03
UOL Publishing, Inc.                               36,500               4.625               5.9375       09/16/03
Resource Asset Investment Trust                   141,667              15.000              11.0000       01/08/03


* Represents the market price of the underlying unregistered security in recent Rule 144A transaction trading.

MARKET AND BUSINESS RISK

     The Company continues to be approached by existing clients and potential new clients concerning possible capital raising transactions. However, given the uncertainties involved in completing such transactions, the Company is unable to predict when or whether any such transactions will be successfully completed.

     The Company monitors its market and counter-party risk on a daily basis through a number of control procedures designed to identify and evaluate the various risks to which the Company is exposed. The Company has established various committees to assess and to manage risk associated with its investment banking and other activities. The committees review, among other things, business and transactional risks associated with potential clients and engagements. The Company seeks to control the risks associated with its investment banking activities by review and approval of transactions by the relevant committee, prior to accepting an engagement or pursuing a material investment transaction.

     The Company's primary risk exposure is to equity and debt price changes and the resulting impact on the Company's marketable trading and long-term investments. Direct market risk exposure to changes in foreign exchange rates is not material. Equity and debt price risk is managed primarily through the daily monitoring of capital committed to various issuers and industry segments.

TRADING SECURITIES During the first half of 1998, the Company accumulated substantial trading positions in securities for which it acted as underwriter. Many of these securities experienced declines in market values during 1998, resulting in net trading losses of $59.2 million in 1998. Management has reduced the Company's exposure to such market risk through partial or complete liquidation of the Company's positions in many of these same securities and the adoption of a new position limits policy. The Company's trading securities inventory was decreased from $138.0 million at the beginning of the third quarter to $13.1 million as of December 31, 1998, including a $38.0 million transfer of long-term investment securities from the Company's trading accounts to its investment portfolio. Under its new policy, the Company generally attempts to limit exposure to market risk on securities held as a result of its daily trading activities by limiting its intra-day and overnight inventory of trading securities to that needed to provide the appropriate level of liquidity in the securities for which it is a market maker.

     At December 31, 1998, the fair value of the Company's trading securities was $13.1 million in long positions and $2.9 million in short positions. The net potential loss in fair value at December 31, 1998, using a 10% hypothetical decline in reported value of long positions (offset by a 10% hypothetical increase in reported value of short positions) is $1.0 million.

LONG-TERM INVESTMENTS The Company's long-term investments consist of investments in investment partnerships that are managed by the Company, an investment in a REIT also managed by the Company, direct debt and equity investments in privately held companies and direct equity securities of public companies.

     A majority of the underlying assets of the proprietary investment partnerships and the REIT are equity securities of domestic, publicly traded companies or in the case of the REIT, publicly traded mortgage-backed securities. These underlying investments are marked to market and the Company records its proportionate share of gains and losses. To the extent the underlying investments of the investment partnerships, REIT and direct investments of the Company are not marketable securities, they are valued at estimated fair values. The effects of equity and debt price risk on these investments were evident in the volatility of the capital markets in 1998. In 1998, the Company recorded, in earnings, net losses from investments in the partnerships, REIT and other direct investments of $3.9 million. The Company also recorded, as a separate component of shareholders' equity, $16.1 million of accumulated other comprehensive loss, representing $14.6 million of unrealized losses on direct investments held by the Company and $1.5 million of unrealized losses related to the Company's investment in the REIT.

     As of December 31, 1998, the recorded value of the Company's long-term investment securities was $97.2 million. The net potential loss in fair value, using a 10% hypothetical decline in reported value, is $9.7 million.

MATTERS RELATED TO YEAR 2000

     The following year 2000 discussion is a "Year 2000 Readiness Disclosure" within the meaning of the Year 2000 Information and Disclosure Act.

     The Company utilizes certain software and related information technologies that may be affected by the date change in the year 2000. The Company is also heavily reliant on certain third parties for critical information processing, particularly its clearing broker, Bear Stearns Securities Corporation ("Bear Stearns"). Additionally, the Company relies on certain non-information technology systems such as communications and building operations systems that could also be affected by the date change. The failure of these non-information technology systems could interrupt or shut down business operations for some period of time.

     The year 2000 issue exists because many computer systems and applications currently use two-digit date fields to designate a year. When the century date change occurs, certain date-sensitive systems may recognize the year 2000 as 1900, or not at all. This inability to recognize or properly treat the year 2000 may result in a systems failure or cause systems to process critical financial and operational information incorrectly.

     The Company has assessed and continues to assess the level of the year 2000 readiness of its internal information technology systems, those of vendors on which it places significant reliance and its non-information technology systems. The year 2000 plan being finalized and followed by the Company contains four phases: phase one is the inventorying and prioritization of in-house and third party information technology and non-information technology systems; phase two is the diagnostic assessment of critical information technology and non-information technology systems for year 2000 compliance; phase three is the implementation and testing of solutions, including necessary repair work, modifications, and replacements to system software and hardware; and phase four is the execution of the contingency plan created during phases one through three for those areas where residual risk is identified.

     The Company continues to refine its year 2000 plan and has substantially completed phases one and two as of March 1999. The Company expects to complete phases three and four by the third quarter of 1999. The total cost associated with the Company's year 2000 plan is not expected to be material to the Company's financial position. The estimated costs of and time frames related to completion of the remaining phases of the Company's plan are based on estimates of the Company's management.

     The Company has inquired of and obtained certain information regarding Bear Stearns' year 2000 plans and state of readiness. Bear Stearns has indicated that it has established a task force to review and develop an action plan to address the year 2000 issue. Bear Stearns has indicated that its action plan addresses both information and non-information technology issues. Bear Stearns has indicated that it believes that the activities that it is undertaking should satisfactorily resolve year 2000 compliance exposure within its own worldwide systems. Bear Stearns has also indicated that they actively participate in various industry wide testing that exercises critical systems used to interface with third party clients and service providers.

     Bear Stearns and the Company also rely heavily on various third party systems or services to conduct business, including NASDAQ, Inc., New York Stock Exchange, Inc. and regional and national telecommunications and market data services providers. The Company is presently monitoring the progress of these and other entities' year 2000 compliance. Due diligence that the Company has and is continuing to perform to evaluate the readiness of key third party vendors includes point to point testing with mission critical vendors, such as NASDAQ, Instinet and Bridge, conducting interviews with key third party vendors and analysis of compliance letters received from third party vendors. To date the Company has not encountered a vendor that does not expect to be fully compliant by the end of the year. In addition, the Company intends to continue monitoring the progress of its third party vendors through any combination of the following activities: reviewing status updates whenever provided by third party vendors, performing additional point to point testing when third party vendors provide this capability, and reviewing results from the Securities Industries Association testing when made available.

     To mitigate material risks due to failure resulting from year 2000 issues, the Company is preparing contingency plans for its mission critical systems. These plans will be finalized by the end of the third quarter of 1999. The failure of the Company to successfully complete any remaining phase of its own year 2000 plan, the failure of Bear Stearns or other critical service providers to satisfactorily address the year 2000 issue, or the failure of the Company's contingency plans to mitigate any year 2000 failures, such as the Company's inability to submit trade orders timely and Bear Stearns' inability to clear the Company's trades, could have a material adverse effect on the Company's operations, liquidity and financial condition.

     There can be no assurance that actual year 2000 related costs will not differ materially from the Company's current expectations or that the proposed time frames can be maintained. Specific factors that might cause such material differences include, but are not limited to, the success of the Company in identifying systems and programs that are not year 2000 ready, the nature and amount of programming required to upgrade or replace each of the affected programs, the availability, rate and magnitude of related labor and consulting costs; the success of the Company's business partners, vendors and clients in addressing the year 2000 issue and the ability to formulate and successfully implement contingency plans, if required, and similar uncertainties.

FORWARD-LOOKING INFORMATION

     The above discussion should be read in conjunction with "Selected Consolidated Financial Data" and the audited Consolidated Financial Statements as of December 31, 1996, 1997, and 1998, and the Notes thereto included elsewhere herein. In addition to historical information, the above Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Such statements include, but are not limited to, those relating to the effects of growth, the Company's principal investment activities, level of AUM, and its current equity capital levels. The risks and uncertainties relate to, among other factors: general economic and market conditions, changes in interest rates, loan delinquency rates, stock market volume and prices, mutual fund and 401(k) and pension plan inflows or outflows, changes in the technology and financial services industries and other industries in which the Company is active, changes in demand for investment banking and securities brokerage services, competitive conditions within the securities industry, the Company's ability to recruit and retain key employees, changes in the securities and banking laws and regulations, trading and principal investment activities, and litigation. As a result of these risks and uncertainties, there can be no assurance that operating results for any future period will be comparable to those attained in the prior periods. For a further discussion of these risks and uncertainties, see the Company's Annual Report on Form 10K, Item 1. Business-Factors Affecting the Company's Business, Operating Results and Financial Condition.

--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS


December 31,                                                                      1997                      1998
-------------------------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents                                                $ 207,691,111             $  46,827,219
Receivables:
        Investment banking                                                   7,232,104                 3,075,218
        Asset management fees                                                4,425,900                 5,108,380
        Income taxes                                                                --                 8,794,712
        Affiliates                                                             478,693                 6,870,953
        Other                                                                1,985,838                   966,712
Due from clearing broker                                                    15,649,552                10,721,353
Marketable trading securities, at market value                              78,783,748                13,149,908
Long-term investments                                                       36,351,567                97,156,904
Furniture, equipment and leasehold improvements,
        net of accumulated depreciation and amortization
        of $2,197,627, and $3,466,529, respectively                          3,471,325                 6,945,539
Deferred tax asset                                                           2,402,369                 2,402,369
Prepaid expenses and other assets                                              854,561                 3,096,789
----------------------------------------------------------------------------------------------------------------
    Total assets                                                         $ 359,326,768             $ 205,116,056
----------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Liabilities:
Trading account securities sold but not yet purchased,
        at market value                                                  $  16,673,138             $   2,891,602
Accounts payable and accrued expenses                                       30,568,390                 8,225,887
Accrued compensation and benefits                                           19,022,798                 5,185,327
Short-term subordinated revolving loans                                     40,000,000                        --
Accrued dividends payable                                                   24,000,000                        --
Long-term secured loans                                                      2,416,078                 1,911,182
----------------------------------------------------------------------------------------------------------------
    Total liabilities                                                      132,680,404                18,213,998
----------------------------------------------------------------------------------------------------------------
Commitments and contingencies (Note 12)                                             --                        --
Shareholders' equity:
Preferred Stock, $0.01 par value, 15,000,000
        shares authorized, none issued and outstanding                              --                        --
Class A Common Stock, $0.01 par value, 150,000,000
        shares authorized, 13,451,421 and 13,716,571
        issued, respectively                                                   134,514                   137,166
Class B Common Stock, $0.01 par value, 100,000,000
        shares authorized, 36,577,579 and 36,312,429
        issued and outstanding, respectively                                   365,776                   363,124
Additional paid-in capital                                                 208,842,802               208,525,065
Treasury stock, at cost, 910,037 shares                                             --                (7,081,203)
Accumulated other comprehensive loss                                                --               (16,135,903)
Retained earnings                                                           17,303,272                 1,093,809
----------------------------------------------------------------------------------------------------------------
    Total shareholders' equity                                             226,646,364               186,902,058
----------------------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                           $ 359,326,768             $ 205,116,056
----------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these consolidated statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31,                                              1996                    1997                    1998
----------------------------------------------------------------------------------------------------------------------------
Revenues:
  Underwriting                                               $  55,158,579           $ 142,505,579           $  70,790,850
  Corporate finance                                             10,361,515              60,649,324              41,355,646
  Principal sales credits                                       31,734,357              29,275,941              30,975,600
  Agency commissions                                             7,554,520              12,394,593              15,308,436
  Trading gains and losses, net                                 (6,268,459)            (12,630,150)            (59,168,246)
  Investment gains and losses, net                               3,974,334               3,228,302              (3,942,647)
  Asset management                                               3,834,283              15,765,810              11,397,486
  Interest and dividends                                         3,553,933               4,945,283              16,150,959
----------------------------------------------------------------------------------------------------------------------------
    Total revenues                                             109,903,062             256,134,682             122,868,084

Expenses:
  Compensation and benefits                                     61,503,652             156,956,983              82,599,091
  Business development and
    professional services                                       11,481,557              22,406,180              29,313,653
  Clearing and brokerage fees                                    3,484,063               4,961,176               5,077,929
  Occupancy and equipment                                        1,682,526               2,638,104               4,225,633
  Communications                                                 1,109,001               2,324,534               3,591,984
  Interest expense                                               2,665,171               3,770,045               4,927,112
  Other operating expenses                                       3,139,007               5,941,364               9,342,145
----------------------------------------------------------------------------------------------------------------------------
    Total expenses                                              85,064,977             198,998,386             139,077,547
  Net income (loss) before taxes                                24,838,085              57,136,296             (16,209,463)
  Income tax benefit                                                    --               2,402,369                      --
----------------------------------------------------------------------------------------------------------------------------
  Net income (loss)                                          $  24,838,085           $  59,538,665           $ (16,209,463)
----------------------------------------------------------------------------------------------------------------------------
  Basic and diluted earnings (loss) per share                $        0.67           $        1.48           $       (0.33)
----------------------------------------------------------------------------------------------------------------------------
  Weighted average shares outstanding                           37,079,130              40,275,575              49,723,514
----------------------------------------------------------------------------------------------------------------------------
Pro forma Statements of Operations data (unaudited) (Note 2):
  Net income before tax                                      $  24,838,085           $  57,136,296
  Pro forma income tax provision                                (9,960,072)            (22,854,518)
--------------------------------------------------------------------------------------------------
  Pro forma net income                                       $  14,878,013           $  34,281,778
--------------------------------------------------------------------------------------------------
  Pro forma basic and diluted
    earnings per share                                       $        0.40           $        0.85
--------------------------------------------------------------------------------------------------
  Weighted average shares outstanding                           37,079,130              40,275,575
--------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated statements.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CHANGES
IN SHAREHOLDERS' EQUITY

                                            Class A                  Class B
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     Additional                    Accumulated
                                       Number                   Number                  Paid-In     Treasury     Other Compre-
                                    of Shares     Amount     of Shares     Amount       Capital        Stock      hensive Loss
------------------------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1995                --  $      --    35,271,060   $352,711  $ 16,589,097    $      --    $           --
 Net income                                --         --            --         --            --           --                --
 Comprehensive income                      --         --            --         --            --           --                --
 Issuance of common stock                  --         --     2,183,940     21,839     1,156,243           --                --
 Capital contributions                     --         --            --         --       898,865           --                --
 Repayment of stock
  subscription receivable                  --         --            --         --            --           --                --
 Distributions                             --         --            --         --            --           --                --
------------------------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1996                --         --    37,455,000    374,550    18,644,205           --                --
 Net income                                --         --            --         --            --           --                --
 Comprehensive income                      --         --            --         --            --           --                --
 Issuance of common stock                  --         --     2,574,000     25,740     3,658,123           --                --
 Capital contributions                     --         --            --         --       176,382           --                --
 Repayment of stock
  subscription receivable                  --         --            --         --            --           --                --
 Issuance of common stock in
  initial public offering,
  net of offering costs            10,000,000    100,000            --         --   184,947,378           --                --
 Conversion of Class B
  common stock upon
  sale to third party               3,451,421     34,514    (3,451,421)   (34,514)           --           --                --
 Compensation recorded
  pursuant to book
  value stock issued in 1997               --         --            --         --     1,416,714           --                --
 Distributions                             --         --            --         --            --           --                --
------------------------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1997        13,451,421    134,514    36,577,579    365,776   208,842,802           --                --
 Net loss                                  --         --            --         --            --           --                --
 Conversion of Class B shares to
  Class A shares                      265,150      2,652      (265,150)    (2,652)           --           --                --
 Repurchase of treasury stock              --         --            --         --            --   (8,061,911)               --
 Issuance of treasury stock                --         --            --         --      (317,737)     980,708                --
 Other comprehensive loss:
  Unrealized loss on
   investment securities                   --         --            --         --            --           --       (16,135,903)
 Comprehensive loss                        --         --            --         --            --           --                --
------------------------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1998        13,716,571   $137,166    36,312,429   $363,124  $208,525,065   $(7,081,203)    $(16,135,903)
------------------------------------------------------------------------------------------------------------------------------------



---------------------------------------------------------------------------------------------
                                           Stock       Retained                 Comprehensive
                                   Subscriptions       Earnings                        Income
                                      Receivable       (Deficit)        Total          (Loss)
---------------------------------------------------------------------------------------------
Balances, December 31, 1995           $  (67,444)   $ 6,397,104    $23,271,468
 Net income                                   --     24,838,085     24,838,085   $ 24,838,085
                                                                                 ------------
 Comprehensive income                         --             --             --   $ 24,838,085
                                                                                 ------------
 Issuance of common stock               (251,427)            --        926,655
 Capital contributions                        --             --        898,865
 Repayment of stock
  subscription receivable                 23,976             --         23,976
 Distributions                                --       (900,000)      (900,000)
---------------------------------------------------------------------------------------------
Balances, December 31, 1996             (294,895)    30,335,189     49,059,049
 Net income                                   --     59,538,665     59,538,665   $ 59,538,665
                                                                                 ------------
 Comprehensive income                         --             --             --   $ 59,538,665
                                                                                 ------------
 Issuance of common stock               (292,111)            --      3,391,752
 Capital contributions                        --             --        176,382
 Repayment of stock
  subscription receivable                587,006             --        587,006
 Issuance of common stock in
  initial public offering,
  net of offering costs                       --             --    185,047,378
 Conversion of Class B
  common stock upon
  sale to third party                         --             --             --
 Compensation recorded
  pursuant to book
  value stock issued in 1997                  --             --      1,416,714
 Distributions                                --    (72,570,582)   (72,570,582)
------------------------------------------------------------------------------
Balances, December 31, 1997                   --     17,303,272    226,646,364
 Net loss                                     --    (16,209,463)   (16,209,463)  $(16,209,463)
 Conversion of Class B shares to
  Class A shares                              --             --             --
 Repurchase of treasury stock                 --             --     (8,061,911)
 Issuance of treasury stock                   --             --        662,971
 Other comprehensive loss:
  Unrealized loss on
   investment securities                      --             --    (16,135,903)   (16,135,903)
                                                                                 -------------
 Comprehensive loss                           --             --             --   $(32,345,366)
------------------------------------------------------------------------------   -------------
Balances, December 31, 1998           $       --    $ 1,093,809   $186,902,058
------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


---------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                         1996                    1997                    1998
-----------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income (loss)                                     $  24,838,085           $  59,538,665           $ (16,209,463)
  Adjustments to reconcile net income
    (loss) to net cash provided by
    (used in) operating activities-
      (Income) loss and incentive
        income on long-term investments                    (3,974,352)            (13,561,542)                101,192
      Depreciation and amortization                           625,167                 883,508               1,390,355
      Loss on disposition of assets                            53,249                      --                      --
      Compensation recorded pursuant to book
        value stock issuance                                       --               1,416,714                      --
      Deferred income taxes                                        --              (2,402,369)                     --
    Changes in operating assets:
      Receivables-
        Investment banking                                 (7,177,291)                 69,270               4,156,886
        Asset management fees                               3,766,524              (2,989,063)             (1,287,569)
        Income taxes                                               --                      --              (8,794,712)
        Affiliates                                           (271,114)               (207,579)             (6,392,260)
        Other                                                (104,830)             (1,754,286)              1,019,126
      Due from clearing broker                            (18,721,627)             (5,949,168)              4,366,826
      Marketable trading securities                       (22,491,427)            (23,770,900)             26,699,240
      Prepaid expenses and other assets                      (129,289)                736,669              (1,621,273)
      Insurance deposit                                    (5,716,929)              9,416,929                      --
    Changes in operating liabilities:
      Trading account securities sold
        but not yet purchased                              33,441,401             (23,140,673)            (13,411,503)
      Net proceeds from (repayments on)
        short-term subordinated loans                       5,000,000              25,000,000             (40,000,000)
      Proceeds from (repayments on)
        short-term line of credit                           3,750,000              (7,000,000)                     --
      Accounts payable and accrued expenses                (3,823,630)             21,402,003             (22,963,458)
      Accrued compensation and benefits                     1,966,926              15,538,029             (13,837,471)
-----------------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in)
        operating activities                               11,030,863              53,226,207             (86,784,084)
=======================================================================================================================
Cash flows from investing activities:
  Purchases of fixed assets                                (1,798,153)             (1,251,830)             (4,864,569)
  Purchases of long-term investments, net                    (500,000)            (16,365,616)            (37,311,403)
  Sales of short-term investments, net                          7,900              10,267,710                      --
-----------------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities                (2,290,253)             (7,349,736)            (42,175,972)
=======================================================================================================================
Cash flows from financing activities:
  Borrowings of long-term secured loans                     1,126,627                 850,000                      --
  Repayments of long-term secured loans                      (155,510)               (348,053)               (504,896)
  Proceeds from issuance of common stock,
      net of repayments on stock
      subscriptions receivable                                950,631             189,026,136                      --
  Purchases of treasury stock                                      --                      --              (8,061,911)
  Issuance of treasury stock                                       --                      --                 662,971
  Capital contributions                                       527,615                 176,382                      --
  Distributions                                              (900,000)            (48,570,582)            (24,000,000)
-----------------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in)
        financing activities                                1,549,363             141,133,883             (31,903,836)
=======================================================================================================================
Net increase (decrease) in cash and
  cash equivalents                                         10,289,973             187,010,354            (160,863,892)
Cash and cash equivalents, beginning of year               10,390,784              20,680,757             207,691,111
-----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                  $  20,680,757           $ 207,691,111           $  46,827,219
=======================================================================================================================

The accompanying notes are an integral part of these consolidated statements.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION, NATURE OF OPERATIONS AND SEGMENT INFORMATION:

ORGANIZATION Friedman, Billings, Ramsey Group, Inc., a Virginia corporation (the "Company"), is the sole parent holding company of two subsidiary holding companies. The principal respective subsidiaries are Friedman, Billings, Ramsey & Co., Inc. ("FBRC"), a registered broker-dealer, and Friedman, Billings, Ramsey Investment Management Company ("FBRIM"), a registered investment adviser. All of the operating subsidiaries of the Company are hereafter collectively referred to as the "Operating Entities."

     FBRC is a member of the National Association of Securities Dealers, Inc. FBRC acts as an introducing broker and forwards all such transactions to a clearing broker on a fully disclosed basis. FBRC does not hold funds or securities for, nor owe funds or securities to, customers.

     FBRC receives underwriting revenues from underwriting public offerings of debt and equity securities. These revenues are comprised of selling concessions, management fees and underwriting fees. FBRC also receives corporate finance fees from private placement offerings and from providing merger and acquisition, financial restructuring and other advisory services. During the periods presented, FBRC's underwriting and corporate finance activities were concentrated primarily on bank, thrift and specialty finance institutions, technology companies and real estate investment trusts ("REITS").

     FBRIM is a registered investment adviser that acts as the general partner of proprietary investment limited partnerships and also manages separate investment accounts and FBR Asset Investment Corporation ("FBR-Asset"), a REIT.

     Effective January 1, 1997, the Company restructured to simplify the ownership structure of the Operating Entities and to form groups of companies in similar business activities. As a result, all of the shareholders of the then existing Operating Entities exchanged their outstanding stock for ownership of the Company. As there was no change in relative ownership or assets, the exchange lacked economic substance. Therefore, the assets and liabilities of the Company are recorded at their historical carrying amounts. As a result of the common ownership both prior to and subsequent to the exchange, the financial statements for the year ended December 31, 1996 include the combined operations of the Operating Entities.

NATURE OF OPERATIONS The Company is a securities firm, which comprises several types of services, such as underwriting, principal and agency securities trading transactions, asset management and long-term investing, primarily in the United States. The operations related to the Company's foreign entities are not material to these consolidated financial statements.

     The securities industry generally and specifically in volatile or illiquid markets is subject to numerous risks, including the risk of losses associated with the underwriting, ownership, and trading of securities, the risks of reduced revenues in periods of reduced demand for security offerings and activity in secondary trading markets and the risks of liability of litigation. Changing economic and market trends have negatively impacted the liquidity and value of the Company's investments and the level of security offerings underwritten which in turn have adversely affected the Company's revenues and profitability.

CONCENTRATION OF RISK Historically, the Company's revenues have been derived primarily from investment banking transactions in the financial services and real estate industries and the industry consolidation sector. As a result of the Company's dependence on these industries and the consolidation sector, downturns in the market for securities in these areas have adversely impacted and could continue to adversely impact the Company's results of operations and financial condition.

     A substantial portion of the Company's revenues in a year may be derived from a small number of underwriting transactions or may be concentrated in a particular industry. Revenues derived from two unrelated investment banking transactions accounted for 24% of the Company's revenues for the year ended December 31, 1997. Two unrelated investment banking transactions accounted for 33% of the Company's revenues for the year ended December 31, 1998.

     The Company's investment in FBR-Asset of $23.7 million represented 24% and 12% of the Company's long-term investment securities and assets, respectively, as of December 31, 1998. A debt investment in a privately held company totaling $10 million represented 10% and 5% of the Company's long-term investment securities and assets, respectively, as of December 31, 1998.

SEGMENT INFORMATION In accordance with Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information," the Company considers its capital markets and asset management operations to be two separate reportable segments. Segment assets are identifiable assets that can be directly associated with the segments. Parent company assets, liabilities and income, such as cash equivalents, income taxes and interest income are not allocated to the segments and, therefore, are included in the

"other" column in the following tables. The accounting policies of these segments are the same as those described in Note 2. There are no significant revenue transactions between the two segments. The following tables illustrate the financial information for both segments for the years indicated:

                                               Capital                Asset                                 Consolidated
                                               Markets           Management                  Other                Totals
-------------------------------------------------------------------------------------------------------------------------
1996
-------------------------------------------------------------------------------------------------------------------------
  Total revenues                          $102,049,309         $  7,853,753         $           --          $109,903,062
  Compensation and benefits                 59,429,762            2,073,890                     --            61,503,652
  Total expenses                            82,146,005            2,918,972                     --            85,064,977
  Pre-tax income                            19,903,304            4,934,781                     --            24,838,085
  Total assets                             115,547,486            9,890,661                     --           125,438,147
  Total net assets                          39,475,551            9,583,498                     --            49,059,049

                                               Capital                Asset                                 Consolidated
                                               Markets           Management                  Other                Totals
-------------------------------------------------------------------------------------------------------------------------
1997
-------------------------------------------------------------------------------------------------------------------------
  Total revenues                          $236,998,214         $ 19,136,468         $           --          $256,134,682
  Compensation and benefits                151,951,723            3,588,546              1,416,714(1)        156,956,983
  Total expenses                           192,451,489            5,130,183              1,416,714(1)        198,998,386
  Pre-tax income (loss)                     44,546,725           14,006,285             (1,416,714)(1)        57,136,296
  Total assets                             227,621,245           39,535,301             92,170,222           359,326,768
  Total net assets                         122,178,573           38,025,637             66,442,154           226,646,364

                                               Capital                Asset                                 Consolidated
                                               Markets           Management                  Other                Totals
-------------------------------------------------------------------------------------------------------------------------
1998
-------------------------------------------------------------------------------------------------------------------------
Total revenues                            $111,214,639          $ 8,388,581          $   3,264,864          $122,868,084
Compensation and benefits                   77,171,017            5,428,074                     --            82,599,091
Total expenses                             131,019,704            6,690,463              1,367,380           139,077,547
Pre-tax income (loss)                      (19,805,065)           1,698,118              1,897,484           (16,209,463)
Total assets                                83,044,119           97,512,795             24,559,142           205,116,056
Total net assets                            66,746,921           95,810,138             24,344,999           186,902,058

(1) Compensation recorded pursuant to book value stock issued in 1997.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION All significant intercompany accounts and transactions have been eliminated in consolidation.

CASH EQUIVALENTS AND SUPPLEMENTAL CASH FLOW INFORMATION Cash equivalents include demand deposits with banks, money market accounts and highly liquid investments with original maturities of three months or less that are not held for sale in the ordinary course of business. Approximately 80% of the Company's cash equivalents are invested in a money market fund that invests primarily in U.S. Treasuries and other government securities, backed by the U.S. government. Cash payments for interest approximated interest expense for the years ended December 31, 1996, 1997, and 1998. The Company paid $8,794,712 of estimated income tax payments in 1998. The following table illustrates non-cash investing and financing activities for the years indicated:

                                                                         1996         1997         1998
-------------------------------------------------------------------------------------------------------
Accrued distributions as of December 31, 1997, paid in 1998               $--  $24,000,000  $        --
Transfer of investment securities from marketable trading securities.
      to long-term investments (Note 5)                                    --           --   38,034,656

SECURITIES AND OTHER INVESTMENTS Securities owned by the Company's broker-dealer subsidiaries are valued at market and resulting unrealized gains and losses are reflected in trading gains and losses in the Statements of Operations. Other marketable securities held in non-broker-dealer entities are classified as available-for-sale investments, in accordance with SFAS No. 115, and are valued at market with resulting unrealized gains and losses reflected in other comprehensive loss. Declines in the value of available-for-sale investments that are other than temporary would be recorded in earnings. No such declines have been recorded in earnings. Investments in proprietary investment partnerships and FBR-Asset are accounted for under the equity method and the Company's proportionate share of income or loss ("income allocation") is reflected in investment gains and losses in the Statements of Operations.

FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS Furniture and equipment are depreciated using the straight-line method over their estimated useful lives of three to ten years. Leasehold improvements are amortized using the straight-line method over the shorter of the useful life or lease term. Amortization of purchased software is recorded over the estimated useful life of three years.

OTHER COMPREHENSIVE LOSS In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components, however, it has no impact on the Company's net income (loss) or total shareholders' equity. Accumulated other comprehensive loss presented on the accompanying consolidated balance sheets consists of the accumulated net unrealized loss on available-for-sale investments.

INCOME TAXES Deferred tax assets and liabilities represent the differences between the financial statement and income tax bases of assets and liabilities, using enacted tax rates. The measurement of net deferred tax assets is adjusted by a valuation allowance if, based on the weight of available evidence, it is more likely than not that they will not be realized.

REVENUES Underwriting fees are recorded as revenue at the time the underwriting is completed (generally trade date) and the income is reasonably determinable. Corporate finance and advisory fees are recorded as revenue when the related services have been rendered and the client is contractually obligated to pay.

     Securities transactions and related commission income and expenses are recorded on a trade date basis.

     Certain of the Company's subsidiaries act as investment advisers and receive management fees for the management of proprietary investment partnerships, mutual funds and FBR-Asset, based upon the amount of assets under management, as well as incentive income based upon the operating results of the partnerships. Incentive income is calculated on at least an annual period that generally coincides with the calendar year. Incentive income is recorded in asset management revenues in the Statements of Operations.

COMPENSATION A significant component of compensation expense relates to incentive bonuses. Incentive bonuses are accrued based on the contribution of key business units using certain pre-defined formulas. Since the bonus determinations are also based on aftermarket security performance and other factors, amounts originally accrued may not ultimately be paid. Pursuant to this policy, the Company reduced $7.3 million of prior year bonus accruals during the year ended December 31, 1998. All of the Company's compensation plans are reviewed and evaluated on a quarterly basis.

STOCK OPTION PLANS The Company accounts for stock-based compensation in accordance with SFAS No.123, "Accounting for Stock-Based Compensation." Pursuant to SFAS No. 123, the Company continues to apply the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, compensation expense is recorded for the difference, if any, between the fair market value of the common stock on the date of grant and the exercise price of the option. For the years ended December 31, 1997 and 1998, the exercise prices of all options granted equaled the market prices on the dates of grants, therefore, the Company did not record any compensation expense in 1997 and 1998 related to option grants.

     The Company provides pro forma net income (loss) and pro forma earnings
(loss) per share disclosures for employee stock option grants as if the fair-value-based method, defined in SFAS No. 123, had been applied.

EARNINGS (LOSS) PER SHARE Basic earnings (loss) per share includes no dilution and is computed by dividing net income or loss available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings (loss) per share includes the impact of dilutive securities such as options. For the years ended December 31, 1997 and 1998, there is no difference between basic and diluted historical and pro forma earnings or loss per share as the impact of options was anti-dilutive. As of December 31, 1996, there were no options outstanding.

     In February 1998, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 98 ("SAB 98") concerning the computation of earnings per share. SAB 98 amends previous guidance concerning the impact of equity interests issued in proximity to an initial public offering on the computation of weighted average shares outstanding. SAB 98 also amends the requirements to present historical earnings per share information when a company converts from a non-taxable to a taxable entity. SAB 98 has been applied in the accompanying consolidated financial statements.

PRO FORMA EARNINGS PER SHARE (UNAUDITED) In conjunction with the Company's initial public offering in December 1997, the Company terminated its status as a subchapter S corporation. Pro forma earnings per share for 1996 and 1997 is based on the assumption that the Company's subchapter S corporation status was terminated at the beginning of each year. Accordingly, the Company has provided income taxes on a pro forma basis as if it were a subchapter C corporation for 1996 and 1997.

USE OF ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS Certain amounts in 1996 and 1997 have been reclassified to conform to the 1998 presentation.


NOTE 3. RECEIVABLES FROM AFFILIATES:

     Under the 1997 Stock and Annual Incentive Plan (the "1997 Plan"), executive officers and certain other employees are eligible to participate in a bonus pool based on net income before taxes. During the year ended December 31, 1998, the Company made periodic advances totaling $6.0 million to certain executive officers of the Company against the 1997 Plan. For the year ended December 31, 1998, the Company generated a net loss, therefore, the advances were converted to notes and are classified as receivables from affiliates in the accompanying consolidated balance sheets. The notes earn interest at a 5.41% annual rate and are due on December 31, 1999.

NOTE 4. MARKETABLE TRADING SECURITIES OWNED AND SECURITIES SOLD BUT NOT YET
PURCHASED:

     Marketable trading securities owned and trading account securities sold but not yet purchased consist of securities at market values for the years indicated:

December 31,                        1997                                  1998
--------------------------------------------------------------------------------------------
                                          Sold But Not                          Sold But Not
                              Owned      Yet Purchased              Owned      Yet Purchased
--------------------------------------------------------------------------------------------
Corporate stocks        $60,298,321        $10,725,928        $ 8,708,950        $ 2,526,482
Corporate bonds          18,485,427          5,947,210          4,440,958            365,120
--------------------------------------------------------------------------------------------
                        $78,783,748        $16,673,138        $13,149,908        $ 2,891,602
--------------------------------------------------------------------------------------------

     Trading account securities sold but not yet purchased represent obligations of the Company to deliver the specified security at the contracted price, and thereby, creates a liability to purchase the security in the market at prevailing prices. Accordingly, these transactions result in off-balance-sheet risk as the Company's ultimate obligation to satisfy the sale of securities sold but not yet purchased may exceed the current value recorded in the consolidated balance sheets.

NOTE 5. LONG-TERM INVESTMENTS:

     Long-term investments consisted of the following for the years indicated:

December 31,                                       1997               1998
--------------------------------------------------------------------------
Proprietary investment partnerships         $21,300,567        $26,671,380
FBR-Asset                                    15,051,000         23,690,112
FBR Business Development investments                 --         24,878,813
Available-for-sale securities                        --         19,916,599
Other debt                                           --          2,000,000
--------------------------------------------------------------------------
                                            $36,351,567        $97,156,904
--------------------------------------------------------------------------

PROPRIETARY INVESTMENT PARTNERSHIPS FBRIM is the managing partner or member of FBR Ashton, L.P., FBR Weston, L.P., FBR Braddock, L.P., FBR Future Financial Fund, L.P., FBR Private Equity Fund, L.P., FBR Arbitrage, L.L.C. and through a wholly-owned L.L.C., FBR Financial Fund II, L.P. FBR Venture Capital Managers, Inc., a wholly-owned subsidiary of the Company, is the managing partner of FBR Technology Venture Partners, L.P. All of these partnerships were formed for the purpose of investing in public and private securities, therefore, their assets principally consist of investment securities accounted for at fair value. The Company accounts for its investments in these partnerships under the equity method. The following table shows the Company's investments and ownership interests:

December 31,                                1997                        1998
---------------------------------------------------------------------------------------
FBR Ashton, L.P.                     $15,425,834      10%        $12,192,297        13%
FBR Weston, L.P.                       1,024,954      10%          1,289,695         6%
FBR Braddock, L.P.                     1,709,026      12%          3,204,071         9%
FBR Private Equity Fund, L.P.          1,664,972       8%          2,344,988        12%
FBR Arbitrage, L.L.C                          --      --           5,949,259        41%
Other                                  1,475,781      --           1,691,070        --
---------------------------------------------------------------------------------------
                                     $21,300,567                 $26,671,380
---------------------------------------------------------------------------------------

FBR-ASSET FBR-Asset is a REIT, formed in 1997, whose primary purpose is to invest in mortgage loans, mortgage-backed securities and public and private real estate companies. As of December 31, 1998, 55% and 24% of FBR-Asset's assets were invested in mortgage-backed securities and equity securities, respectively. FBR-Asset classifies its investments as available-for-sale in accordance with SFAS No. 115. Accordingly, unrealized gains and losses related to securities are reflected as other comprehensive loss in FBR-Asset's equity. The Company accounts for its investment in FBR-Asset under the equity method. As a result, the Company recorded $1,109,467 in net investment gains in the Statement of Operations for its proportionate share of FBR-Asset's 1998 net income. In addition, during 1998, the Company reduced its carrying basis of FBR-Asset for declared dividends of $887,097. The Company also recorded, in other comprehensive loss, $1,532,258 of net unrealized loss on investments which represented its proportionate share of FBR-Asset's net unrealized loss related to available-for-sale securities, as of December 31, 1998. The Company's ownership percentage of FBR-Asset was 16% as of December 31, 1998. The following table summarizes FBR-Asset's financial information:

December 31,                                 1997                1998
-----------------------------------------------------------------------
Total assets                         $190,538,402        $295,930,620
Total liabilities                         771,573         145,026,041
Gross revenues                            721,277          17,927,502
Income before realized losses             646,921           9,958,042
Net income                                646,921           1,588,235

FBR BUSINESS DEVELOPMENT FUND ("FBR-BDF") FBR-BDF, a wholly-owned subsidiary of the Company, was organized in May 1998 as a business trust designed to extend financing to "middle-market" businesses in need of subordinated debt or mezzanine financing. In connection therewith, the Company loaned $17.5 million to two unrelated businesses at an annual interest rate of 12.7%. The loans mature as follows: $7.5 million in June 2003 and $10.0 million in December 2005. The Company also invested $7.0 million in an unaffiliated private company. These investments are carried at cost which approximates estimated fair values.

AVAILABLE-FOR-SALE SECURITIES The Company's available-for-sale securities consist primarily of equity investments in publicly traded companies. During 1998, these securities were transferred from FBRC's trading accounts to an asset management subsidiary of the Company at their then fair market value of $38,034,656. The transfer was made because the Company plans to hold these securities and the sale of certain of them is restricted. In addition, market blockage and haircut charges related to these securities, as defined in SEC Rule 15c3-1, reduced FBRC's regulatory net capital by up to $33 million in the third quarter of 1998. In accordance with SFAS No. 115, the securities are valued at market with resulting unrealized gains and losses reflected as other comprehensive loss. Following the transfer, $3,625,412 of the securities were sold for $2,650,900 resulting in a realized investment loss of $974,512 reflected in the Company's earnings. As of December 31, 1998, the unrealized loss related to these securities was $14,668,390 and is included in other comprehensive loss.

--------------------------------------------------------------------------------

NOTE 6. FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS:

Furniture, equipment and leasehold improvements, summarized by major classification, are as follows:

December 31,                                              1997             1998
--------------------------------------------------------------------------------
Furniture and equipment                           $  4,196,497     $  5,934,155
Leasehold improvements                               1,472,455        4,477,913
--------------------------------------------------------------------------------
                                                     5,668,952       10,412,068
Less-Accumulated depreciation and amortization      (2,197,627)      (3,466,529)
--------------------------------------------------------------------------------
                                                  $  3,471,325     $  6,945,539
--------------------------------------------------------------------------------

NOTE 7. INCOME TAXES:

     Through December 20, 1997, the Company and its primary subsidiaries had elected to be taxed as subchapter S corporations under the Internal Revenue Code. As a result, there is no provision for income taxes in these financial statements for the period prior to December 21, 1997.

     For the year ended December 31, 1998, the Company's pre-tax loss was $16,209,463. As of December 31, 1998, the Company's deferred tax asset relating to net operating loss ("NOL") carryforwards was $10,222,564. The Company recorded a valuation allowance of $5,483,659 in 1998 resulting in a net NOL balance of $4,738,905. The Company also had a deferred tax liability of $2,336,536 primarily related to unrealized investment gains on proprietary investment partnerships. As a result of recording a valuation allowance in 1998 for the NOL, the Company did not have any income tax expense or benefit in the Statement of Operations for the year ended December 31, 1998.

     The Company also recorded a $6,460,819 valuation allowance against the deferred tax asset relating to unrealized losses on investment securities accounted for under SFAS No. 115. This allowance was recorded in accumulated other comprehensive loss, in accordance with SFAS No. 115.

     The benefit for income taxes results in effective tax rates that differ from the Federal statutory rates as follows:

December 31,                                                  1997        1998
--------------------------------------------------------------------------------
Statutory Federal income tax rate                               35%        (35)%
State income taxes, net of Federal benefit                       5          (5)
Subchapter S corporation income not taxable to the Company     (31)         --
Recognition of deferred tax assets upon termination
        of subchapter S corporation status                     (13)         --
Nondeductible expenses                                          --           6
Valuation allowance                                             --          34
--------------------------------------------------------------------------------
Effective income tax rate                                       (4)%         --
--------------------------------------------------------------------------------

     Significant components of the Company's deferred taxes are as follows:

December 31,                                                                      1997                 1998
-------------------------------------------------------------------------------------------------------------
Unrealized investment gains on proprietary investment partnerships        $ (4,837,866)        $ (2,336,536)
Unrealized investment losses on available-for-sale securities                       --            6,460,819
Net operating losses                                                         3,482,704           10,222,564
Accrued compensation                                                         3,469,928              100,000
Other                                                                          287,603              (20,425)
-------------------------------------------------------------------------------------------------------------
                                                                             2,402,369           14,426,422
Less-Valuation allowance                                                            --          (12,024,053)
-------------------------------------------------------------------------------------------------------------
Net deferred tax assets                                                   $  2,402,369         $  2,402,369
-------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     The Company has NOL tax carryforwards of $25,633,311 that expire through 2013.

NOTE 8. PROFIT SHARING PLAN:

     The Company maintains a qualified 401(k) profit sharing plan. Eligible employees may defer a portion of their salary. At the discretion of the Board of Directors, the Company may make matching contributions and discretionary contributions from profits. There were no Company contributions made in 1996, 1997 or 1998.

NOTE 9. BORROWINGS:

SUBORDINATED REVOLVING LOANS As of December 31, 1997, FBRC had three unsecured revolving subordinated loan agreements, with total available credit of $40 million, with its clearing broker and an affiliate of its clearing broker. The purpose of these lines was to make additional funds available to meet regulatory net capital requirements for participation in underwriting public offerings. As of December 31, 1997, $40 million was outstanding with an interest rate equal to the broker call rate plus 2% or 8.5%. During 1998, the entire outstanding balance was repaid. In addition, the three lines were converted to one agreement ("new line") with an affiliate of FBRC's clearing broker. The expiration date of the new line is December 1999. There were no outstanding balances under the new line as of December 31, 1998. Revolving subordinated loan agreements are available in computing net capital under the SEC's Uniform Net Capital Rule (Rule 15c3-1).

LONG-TERM LOANS The Company has four long-term secured loans requiring fixed annual principal and interest payments totaling $673,000. Each loan bears interest at an annual rate equal to the one-month commercial paper rate, as published by the Federal Reserve Board, that equaled 7.97% and 7.48% at December 31, 1997 and 1998, respectively. The loans are collateralized by certain furniture, equipment, and leasehold improvements of the Company. The loans are scheduled to be entirely repaid in June 2001, October 2001, January 2002, and November 2002, respectively.

NOTE 10. NET CAPITAL COMPUTATION:

     FBRC is subject to the SEC's Uniform Net Capital Rule (Rule 15c3-1), that requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to
1. At December 31, 1998, FBRC had net capital of $37,015,102 which was $36,015,102 in excess of its required net capital of $1,000,000. FBRC's aggregate indebtedness to net capital ratio was 0.3 to 1 at December 31, 1998.

NOTE 11. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CREDIT RISK:

FINANCIAL INSTRUMENTS The Company's Capital Markets segment trades securities that are primarily traded in United States markets. The Company's Asset Management segment also trades and invests in public and non-public securities. As of December 31, 1998, the Company had not entered into any transactions involving financial instruments, such as financial futures, forward contracts, options, swaps or derivatives, that would expose the Company to significant related off-balance-sheet risk.

     Market risk is primarily caused by movements in market prices of the Company's trading and investment account securities, in addition to interest rate volatility and possible illiquidity in markets in which the Company trades. The Company seeks to control market risk through monitoring procedures. The Company's principal transactions are primarily short and long debt and equity transactions.

     Positions taken and commitments made by the Company, including those made in connection with investment banking activities, have resulted in substantial amounts of exposure to individual issuers and businesses, including non-investment grade issuers and securities with low trading volumes. These issuers and securities expose the Company to a higher degree of risk than associated with investment grade instruments.

Credit Risk The Company's Capital Markets subsidiaries function as introducing brokers that place and execute customer orders. The orders are then settled by an unrelated clearing organization that maintains custody of customers' securities and provides financing to customers.

     Through indemnification provisions in agreements with clearing organizations, customer activities may expose the Capital Markets segment to off-balance-sheet credit risk. Financial instruments may have to be purchased or sold at prevailing market prices in the event a customer fails to settle a trade on its original terms or in the event cash and securities in customer margin accounts are not sufficient to fully cover customer losses. The

--------------------------------------------------------------------------------

Capital Markets segment seeks to control the risks associated with customer activities through customer screening and selection procedures as well as through requirements on customers to maintain margin collateral in compliance with various regulations and clearing organization policies.

     The Company's other equity and debt investments include non-investment grade securities of privately held issuers with no ready markets. The concentration and illiquidity of these investments expose the Company to a higher degree of risk than associated with readily marketable securities.

NOTE 12. COMMITMENTS AND CONTINGENCIES:

LEASES The Company leases premises under long-term lease agreements requiring minimum annual rental payments with annual adjustments based upon increases in the consumer price index, plus the pass-through of certain operating and other costs above a base amount.

     Future minimum aggregate annual rentals payable under these non-cancelable leases and rentals for certain equipment leases for the years ending December 31, 1999 through 2003 and the aggregate amount thereafter, are as follows:

Year Ending December 31,
--------------------------------------------------------------------------------
                       1999                          $ 2,651,932
                       2000                            2,646,589
                       2001                            2,605,932
                       2002                            2,245,162
                       2003                            2,134,260
                       Thereafter                        870,490
--------------------------------------------------------------------------------
                                                     $13,154,365
--------------------------------------------------------------------------------

     Equipment and office rent expense for 1996, 1997 and 1998 was $941,000, $1,274,000 and $2,430,000, respectively.

LITIGATION The Company has been named as a defendant in an action against two of the Company's employees by the employees' former employer. The outcome of litigation cannot be predicted with certainty. However, based upon management's review of this action with counsel, management believes that it has meritorious defenses and intends to vigorously defend the action. Management does not believe that this action will have a material adverse effect on the results of operations or the consolidated financial condition of the Company.

     Many aspects of the Company's business involve substantial risks of liability. An underwriter is exposed to liability under Federal and state securities laws, other Federal and state laws and court decisions, including decisions with respect to underwriters' liability and limitations on indemnification of underwriters by issuers. Underwriters may be held liable for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel. In recent years there has been an increasing incidence of litigation involving the securities industry, including class actions that seek substantial damages. Broker-dealers and asset managers may also be held liable by customers and clients for losses sustained on investments. The Company is also subject to the risk of litigation and arbitration, including litigation and arbitration that may be without merit. As the Company intends actively to defend such litigation and arbitration, significant legal expenses could be incurred. An adverse resolution of any future lawsuits and arbitration against the Company could materially affect the Company's operating results and financial condition.

NOTE 13. SHAREHOLDERS' EQUITY:

     The Company has authorized share capital of 100 million shares of Class B Common Stock, par value $0.01 per share; 150 million shares of Class A Common Stock, par value $0.01 per share; and 15 million shares of undesignated preferred stock. Holders of the Class A and Class B Common Stock are entitled to one vote and three votes per share, respectively, on all matters voted upon by the shareholders. Shares of Class B Common Stock convert to shares of Class A Common Stock at the option of the Company in certain circumstances including (i) upon sale or other transfer, (ii) at the time the holder of such shares of Class B Common Stock ceases to be affiliated with the Company and (iii) upon the sale of such shares in a registered public offering. The Company's Board of Directors has the authority, without further action by the shareholders, to issue preferred stock in one or more series and to fix the terms and rights of the preferred stock. Such actions by the Board of Directors could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with

--------------------------------------------------------------------------------

terms that could delay or prevent a change in control of the Company or make removal of management more difficult. At present, the Company has no plans to issue any of the preferred stock.

1997 STOCK AND ANNUAL INCENTIVE PLAN Under the 1997 Plan, the Company may grant options, stock appreciation rights, performance awards and restricted and unrestricted stock to purchase up to 9.9 million shares of Class A Common Stock to participants in the 1997 Plan. Participants include employees and officers of the Company and its subsidiaries. The 1997 Plan has a term of 10 years and options granted have an exercise period of up to 10 years. Options may be incentive stock options, defined by Section 422 of the Code, or nonqualified stock options, although incentive stock options may be granted only to employees. All incentive stock options are nontransferable other than by will or the laws of descent and distribution. Details of stock options granted in 1997 and 1998 are as follows:

                                                     Number             Exercise
                                                  of Shares                Price
--------------------------------------------------------------------------------
Outstanding as of December 31, 1996                      --                   --
Granted in 1997                                   4,383,400               $20.00
--------------------------------------------------------------------------------
Outstanding as of December 31, 1997               4,383,400               $20.00
Granted in 1998                                   2,160,280     $5.875 - $19.625
Canceled in 1998 upon departure of employees       (293,200)     $5.875 - $20.00
--------------------------------------------------------------------------------
Outstanding as of December 31, 1998               6,250,480      $5.875 - $20.00
--------------------------------------------------------------------------------

     All options granted in 1997 and 70,780 of the options granted in 1998 become exercisable as follows: 10%, 40%, and 50% at the end of three, four, and five years, respectively. The remainder of the grants in 1998, 2,089,500 options, become exercisable ratably over the first three years. As of December 31, 1998, the weighted average exercise price and remaining contractual life of options outstanding was $15.25 and 9.3 years, respectively.

     The Company applies APB Opinion No. 25 in accounting for the 1997 Plan and, accordingly, does not recognize any compensation cost associated with the 1997 Plan in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its options, under SFAS No. 123, the Company's pro forma net loss and pro forma basic and diluted loss per share for 1998 would have been $21,900,245 and $0.44, respectively. Due to the proximity of 1997 grants to December 31, 1997, pro forma basic and diluted earnings per share for 1997 is the same as that reported.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for options granted during 1997 and 1998, respectively: no dividend yield , expected volatility of 50% and 65%, risk-free interest rate of 5.7% and 4.5% and an expected life of five years for all grants. The weighted average fair value of options granted during 1997 and 1998 was $10.09 and $3.57, respectively, per share.

DIRECTOR STOCK COMPENSATION PLAN Under the Director Stock Compensation Plan (the "Director Plan"), the Company may grant options or stock (in lieu of annual director fees) up to 100,000 shares of Class A Common Stock to all non-employee directors as a group. Options granted under the Director Plan will vest upon the first anniversary of the grant and are exercisable up to 10 years from the date of grant. All options and stock awarded under the Director Plan are nontransferable other than by will or the laws of descent and distribution. During 1997 and 1998, the Company granted 40,000 and 6,000 options, respectively, under the Director Plan.

EMPLOYEE STOCK PURCHASE PLAN Employees began participating in the 1997 Employee Stock Purchase Plan (the "Purchase Plan") on September 1, 1998. Under this Purchase Plan, one million shares of Class A Common Stock are reserved for issuance. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions at a price equal to 85% of the lower of the market value of the common stock on the first day of the offering period or the last day of the offering period. The Purchase Plan does not result in compensation expense. As of December 31, 1998, 126,055 shares were issued under the Purchase Plan for $662,971.

TREASURY STOCK In July 1998, the Company's Board of Directors approved a plan to repurchase up to 2.5 million shares of the Company's Class A Common Stock from time to time (the "Repurchase Plan"). In accordance with the Repurchase Plan, a portion of the stock acquired may be used for the three stock-based compensation plans described previously. As of December 31, 1998, the Company's treasury stock consists of stock purchased in the

--------------------------------------------------------------------------------

open market at cost. Treasury stock issuances relate to issuances of common stock pursuant to the Employee Stock Purchase Plan. Differences between the average cost of the treasury stock and the sales price of the shares issued are charged to additional paid-in capital. During 1998, the Company's treasury stock transactions were as follows:

                                                Shares                  Cost
--------------------------------------------------------------------------------
Outstanding at December 31, 1997                    --           $        --
Open market purchases                        1,036,092             8,061,911
Employee Stock Purchase Plan issuances        (126,055)             (980,708)
--------------------------------------------------------------------------------
Outstanding at December 31, 1998               910,037           $ 7,081,203
--------------------------------------------------------------------------------

NOTE 14. QUARTERLY DATA (UNAUDITED):

     The following tables set forth selected information for each of the fiscal quarters during the years ended December 31, 1997 and 1998 (dollars in thousands, except per share data). The selected quarterly data is derived from unaudited financial statements of the Company and has been prepared on the same basis as the annual, audited financial statements to include, in the opinion of management, all adjustments (consisting of only normal recurring adjustments) necessary for fair presentation of the results for such periods.


                                                                                             Pro forma/(1)/
                                                                             Basic and       Basic and
                                                                               Diluted         Diluted
                            Total                          Pro forma/(1)/     Earnings        Earnings
1997                     Revenues       Net Income        Net Income         Per Share/(2)/  Per Share/(2)/
----------------------------------------------------------------------------------------------------------
  First Quarter          $ 29,044         $  2,262          $  1,357          $   0.06        $   0.03
  Second Quarter           37,641            4,020             2,412              0.10            0.06
  Third Quarter            68,233           17,548            10,529              0.44            0.26
  Fourth Quarter          121,217           35,708            19,984              0.87            0.49
----------------------------------------------------------------------------------------------------------
  Total Year             $256,135         $ 59,538          $ 34,282          $   1.48        $   0.85
----------------------------------------------------------------------------------------------------------

(1) Pro forma net income and pro forma earnings per share include taxes on S corporation earnings at an effective rate of 40%.
(2) The sum of the quarters' pro forma earnings per share do not always equal the total year amounts due to the effect of averaging the number of shares of common stock throughout the year.


                                                                             Basic and
                                        Net Income                             Diluted
                            Total    (Loss) Before        Net Income   Earnings (Loss)
1998                     Revenues     Income Taxes            (Loss)         Per Share
----------------------------------------------------------------------------------------
  First Quarter          $ 67,984         $ 25,736          $ 15,579          $   0.31
  Second Quarter           57,334           12,593             7,433              0.15
  Third Quarter           (21,509)         (50,729)          (35,412)            (0.71)
  Fourth Quarter           19,059           (3,809)           (3,809)            (0.08)
----------------------------------------------------------------------------------------
  Total Year             $122,868         $(16,209)         $(16,209)         $  (0.33)
----------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders of Friedman, Billings, Ramsey Group, Inc.:

     We have audited the accompanying consolidated balance sheets of Friedman, Billings, Ramsey Group, Inc. (a Virginia corporation) as of December 31, 1997 and 1998, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Friedman, Billings, Ramsey Group, Inc., as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

Arthur Andersen LLP
Vienna, Virginia
January 26, 1999

                            [ARTWORK APPEARS HERE]


Friedman Billings Ramsey

1001 Nineteenth Street North

Arlington, Virginia 22209

www.fbr.com

Washington, D.C. . Boston . Irvine . London